As filed with the Securities and Exchange Commission on June 30, 2009.

SEC File No. 333-151828

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Pre-Effective Amendment No. 5
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

INTERNATIONAL ENERGY, INC.
(Name of Small Business Issuer in Its Charter)

NEVADA	3999	98-0195748
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code)	Identification Number)

1200 G Street, NW Suite 800 Washington District of Columbia 20005 Telephone: (800) 676-1006	Charles Bell, President and Chief Executive Officer 1200 G Street, NW Suite 800 Washington District of Columbia 20005 Telephone: (800) 676-1006

(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies of all communications and notices to:

Joseph Sierchio, Esq.
Sierchio & Company, LLP
430 Park Avenue, Suite 702
New York, New York 10022
Telephone: (212) 246-3030
Facsimile: (212) 246-3039

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.x

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.o

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.o

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.o

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.o

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum	Amount of
Title of each	to be	offering price	aggregate	registration
class of securities to be registered	Registered	per share	offering price	Fee
Common Stock, $0.001 par value(1)	5,799,999	$0.25(2)	$ 1,450,000	$57
Common Stock, $0.001 par value, issuable
upon exercise of Series B Non redeemable
warrants (3)	2,883,334	$0.60	$ 1,730,000	$67
Total (4)	8,683,333		$ 3,180,000	$124(5)

(1) These shares represent the 4,000,000 share that were issued in connection with a private placement completed by the Registrant on April 17, 2008, 1,216,666 shares issued upon exercise of the Series B Warrants issued in connection with the private placement, and the 583,333 shares owned by certain of the Selling Stockholders.

(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the closing price as reported on the OTC Bulletin Board on December 12, 2008 which was $0.25 per share.

(3) Represents shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon exercise of Series B Non-redeemable Warrants exercisable at $0.60 per share.

(4) All of the shares are offered by the Selling Stockholders. Accordingly, this registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(5) Registrant has previously paid a total filing fee of $361 in connection with the filing of the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated June 30, 2009

PROSPECTUS
INTERNATIONAL ENERGY, INC.

8,683,333 SHARES OF COMMON STOCK

     This prospectus relates to the resale by certain of our stockholders named in the section of this prospectus titled “Selling Stockholders” (the “Selling Stockholders”) of up to 8,683,333 shares of our common stock (the “Shares” ). The shares being offered under this prospectus are comprised of 5,216,666 shares of our common stock that were purchased by certain of the Selling Stockholders in transactions with us pursuant to exemptions from the registration requirements of the Securities Act of 1933 as amended (the “ Securities Act ”); 583,333 shares of our common stock that were purchased by certain of the Selling Stockholders from an affiliate in transactions exempt from the registration requirements of the Securities Act; and, 2,883,334 shares of common stock which may be issued to certain of the Selling Stockholders upon the exercise of the outstanding Series B Warrants .

     Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. We will, however, receive proceeds if the Warrants are exercised; to the extent we receive such proceeds, they will be used for working capital purposes.

     The Selling Stockholders and any underwriter, broker-dealer or agent that participates in the sale of the shares or interests therein may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, profit or other compensation any of them earns on any sale or resale of the shares, directly or indirectly, may be underwriting discounts and commissions under the Securities Act. The Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     Our common stock is presently quoted for trading under the symbol “IENI” on the over the counter bulletin board (the “OTCBB”). On June 29, 2009, the closing price of the common stock, as reported on the OTCBB was $0.19 per share. The Selling Stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTCBB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

     Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading "Risk Factors" beginning on page 7 of this prospectus before making a decision to purchase our common stock. You should read this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS _______, 2009

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

     This summary highlights information set forth in greater detail elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled "Risk Factors” beginning on page 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 23 and our historical financial statements and related notes included elsewhere in this prospectus. Unless the context requires otherwise, references to the "Company," "International Energy," "we," "our," and " us,” refer to International Energy, Inc. and its wholly-owned subsidiaries.

About Us and Our Business

     We were incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.” for the purpose of providing a platform for automotive information to, and connecting, buyers and sellers of pre-owned automobiles through the Internet. We were not successful in our efforts and ceased providing online automotive information in November 2006.

     During 2005, as we started winding down our online automotive business activities, we amended our Articles of Incorporation to effect a change of name to “International Energy, Inc.,” to reflect our entry into the energy industry although we continued to provide automotive information until November of 2006; initially, through International Energy Corp., our wholly owned subsidiary (“IEC”), we commenced operations as an oil and gas exploration company.

     Oil and gas exploration was our primary focus from November 2006 through September of 2007. Although we acquired exploration rights under land leases located in the State of Utah, we were unable to successfully implement our proposed exploration program due to our inability to secure adequate drilling rigs and equipment as well as qualified personnel.

     Our management decided that while our primary focus should remain on energy, our interests and those of our shareholders would be best served by redirecting our focus from oil and gas exploration to the acquisition, development and commercialization of alternative renewable energy technologies. Subsequently, on September 17, 2007, we commenced the development and acquisition of these technologies through our wholly owned subsidiary, IEC, by entering into a Research Agreement with The Regents of the University of California (the “Research Agreement”) in the area of algal biochemistry and photosynthesis (the “Research Project”). The goal of the Research Project is to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. These hydrocarbons are derived directly from the photosynthesis of the green microalgae.

Please refer to “Description of Our Business and Properties.”

     Algae fuel is a biofuel derived from algae. In contrast to food crops or cellulosic materials, certain algae produce and accumulate oil naturally and can, in the process, clean up waste by absorbing and utilizing nitrogen oxides and carbon dioxide, aiding in carbon sequestration and the mitigation of climate change. Currently, a number of companies and private institutions are conducting research in an effort to use microalgae as an energy source, with applications for biofuel, ethanol, methanol, methane and hydrogen.

     Employing a proprietary microalgae, we are seeking to develop advanced biotechnology protocols for enhanced growth and biofuel productivity based entirely on the photosynthesis of algae, which have the unique capability of taking a waste (zero-energy) form of carbon (CO2) and converting it into a high-density liquid form of energy (natural bio-oil). We are also working to develop a novel technology to enable the continuous extraction of bio-oil from microalgae, which will allow microalgae to be processed for bio-oil separation and harvesting while preserving the viability and vitality of the cells that produce them. Microalgae, stripped of their bio-oils, can then be returned to their growth medium for further growth and hydrocarbon accumulation. This novel approach is expected to minimize biomass generation time while enhancing yields of hydrocarbon production.

Once we have succeeded in the development of our protocols, we anticipate the building of the necessary production facilities to house the bioreactor required to mass produce, market and sell our biofuels. Alternatively, we may elect to out-license, joint-venture, or sell our microalgae biofuel technology.

     Our corporate headquarters is located at 1200 G Street, NW Suite 800 Washington, District of Columbia 20005. Our telephone number is (800) 676-1006. Our corporate website address is www.internationalenergyinc.com. Information on our website does not constitute part of this prospectus.

Private Placement

     On April 17, 2008, we completed the sale of an aggregate of 4,000,000 units (the “Units”), each Unit consisting of one share of our common stock (collectively, the “Private Placement Shares”) and one Series B Non-redeemable Warrant (the “Series B Warrants”) to purchase up to an additional share of our common stock (the “Warrant Shares”), at a per unit purchase price of $0.60 (the “2008 Private Placement”), or an aggregate of $2,400,000, pursuant to the terms of Subscription Agreements having an effective date of April 17, 2008 between ourselves and certain institutional and other accredited investors (the “Investors”), as defined in Rule 501 of Regulation D promulgated under the Securities Act. The net proceeds of the Private Placement will be used for working capital purposes. The Series B Warrants have a term of two years and an exercise price of $0.60 per share. In connection with the Private Placement, we paid a commission of 100,000 Units each Unit consisting of one share (the “Commission Shares”) of our common stock and one Series B Warrant to one registered broker dealer.

     In connection with the Private Placement, we agreed to file a registration statement for the purpose of registering the shares issued in the Private Placement as well as the shares issuable upon the exercise of the Series B Warrants, for resale by the Investors. Accordingly, the 4,000,000 shares issued in the Private Placement, the 1,216,666 issued upon exercise of the Series B Warrants prior to the filing of the registration statement of which this prospectus is part, the 2,883,334 shares issuable upon exercise, if any, of the outstanding Series B Warrants, as well as the 583,333 shares purchased by certain of the Selling Stockholders in private transactions, are included in the registration statement of which this prospectus is part. We have not included the Commission Shares in the registration statement of which this prospectus is part.

     The shares issued in the Private Placement comprised approximately 11.0% (without giving effect to the exercise of any of the Series B Warrants) of our issued and outstanding shares as of April 17, 2008, the date on which the Private Placement was consummated.

Risk Factors

     Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled "Risk Factors" beginning on page 7 of this prospectus.

Selling Stockholders

     The Selling Stockholders are existing non-affiliated stockholders who purchased shares of our common stock from (i) us in the Private Placement completed on April 17, 2008, or through the exercise of the Series B Warrants or (ii) from one of our affiliates. Please refer to “Selling Stockholders.” Securities Being Offered

     The Selling Stockholders named in this prospectus are offering for resale up to 8,683,333 shares of our common stock to the public by means of this prospectus. The shares being offered under this prospectus are comprised of 5,216,666 shares that were purchased by certain of the Selling Stockholders in the Private Placement

(including the exercise of the Series B Warrants) and an aggregate of 583,333 shares acquired by certain of the Selling Stockholders from one of our associates, pursuant to exemptions from the registration requirements of the Securities Act; and up to 2,883,334 Warrant Shares which may be issued to certain of the Selling Stockholders upon the exercise of the Series B Warrants issued in connection with the Private Placement completed by us.

     Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. However, we may receive proceeds (up to approximately $1,730,000) from the exercise of the remaining outstanding Series B Warrants; if such proceeds are received by us, they will be used for working capital purposes.

     All of the shares of our common stock, owned by the Selling Stockholders, will be registered by the registration statement of which this prospectus is a part. The Selling Stockholders may sell some or all of their shares immediately after they are registered. Please refer to “Plan of Distribution.”

Offering Price

     The Selling Stockholders may sell their shares pursuant to this prospectus, at open market, on the OTCBB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Duration of Offering

     We have agreed to use our commercially reasonable efforts to keep the registration statement of which this prospectus is part, continuously effective under the Securities Act until all of the securities covered by such registration statement have been sold, or may be sold without volume restrictions pursuant to Rule 144 or any successor rule, as determined by our counsel pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the affected holders of such securities.

Use of Proceeds

     We will incur all costs associated with this registration statement and prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Stockholders. However, we did receive aggregate proceeds of $2,400,000 from the sale of our shares to certain Selling Stockholders and an additional $730,000 from the exercise of Series B Warrants. We may receive up to an additional approximately $1,730,000, if all of the remaining Series B Warrants are exercised. The Series B Warrants expire on April 17, 2010, and have an exercise price of $0.60 per share. All funds, if any, received by us from the exercise of the Series B Warrants will be used for working capital purposes. Please refer to “Use of Proceeds.”

Description of Our Common Stock

     Our authorized capital stock consists of stock of 100,000,000 shares of common stock, each with a par value of $0.001, and 1,000,000 shares of preferred stock, each with a par value of $0.01.

Number of Shares Outstanding

     As of March 31, 2009, 42,249,166 shares of common stock were issued and outstanding, of which 16,379,167 shares (approximately 39%) were owned by 1420525 Alberta Ltd. a private corporation, the sole shareholder of which is Mr. Harmel S. Rayat, our former chief financial officer, director and controlling shareholder. No preferred shares were issued and outstanding. This total does not include any shares of common stock issuable upon the exercise of any of our issued and outstanding stock purchase warrants, including, but not limited to, Series B Warrants. Please refer to “Description of Securities.”

Summary Financial Information

     The following tables set forth a summary of certain selected financial data. You should read this information together with the consolidated financial statements and the notes to the consolidated financial statements appearing elsewhere in this prospectus.

Consolidated Statements of Operations Data:	For the Year Ended March 31, 2009	For the Year Ended March 31, 2008
Revenue	$0	$0
Loss from operations	$(1,235,981)	$(385,146)
Net loss available to common stockholders	$(1,227,825)	$(411,934)
Basic and diluted net loss per share	$(0.03)	$(0.01)
Weighted average number of common shares outstanding used in basic and diluted net loss per share calculation	41,785,513	36,949,788

Consolidated Balance Sheet Data:	March 31, 2009	March 31, 2008
Cash and cash equivalents	$1,248,746	$797,725
Working Capital (deficit)	$(1,206,440)	$(551,030)
Total assets	$1,262,304	$797,725
Total liabilities	$55,864	$246,695
Total stockholders’ equity	$1,206,440	$551,030

RISK FACTORS

     Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

Risks Relating to Our Financial Condition and Business

We have a history of operating losses and expect to continue suffering losses for the foreseeable future.

     We have incurred losses since our company was organized in November 6, 1998. Moreover, in each of the fiscal years ended March 31, 2009 and 2008, we recorded net losses of $1,227,825 and $411,934 respectively. From inception (November 6, 1998) through March 31, 2009 we recorded a cumulative net loss of $3,326,324. We cannot anticipate when, if ever, our operations will become profitable.

     We have limited experience in the alternative energy industry, which increases the risk of our inability to successfully commercialize alternative energy technologies.

     We have limited experience in the alternative energy industry. We do not currently own or operate any biofuel facilities. We have no experience in constructing or operating a biofuel facility. We are presently, and will likely continue to be for some time, able to rely only upon our initial directors for assistance in executing our business plan. While these individuals are highly experienced in business generally they have limited experience in organizing and building a biofuel plant and in the alternative energy industry generally. This lack of experience may hinder our ability to fully implement our business plan in a timely and cost efficient manner, which, in turn, may adversely affect our potential success and profitability.

     Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

     We have had only a limited operating history and currently are attempting to develop a new technology that has not yet gained market acceptance. There can be no assurance that at this time we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

     Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following and are discussed in detail elsewhere in this section:

  competition;
  need for acceptance of products;
  ability to continue to develop and extend brand identity;
  ability to anticipate and adapt to a competitive market;
  ability to effectively manage rapidly expanding operations;
  amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and
  dependence upon key personnel.

     We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

     We may not be able to successfully develop and commercialize our technologies which would result in continued losses and may require us to curtail or cease operations.

     We are currently developing our technology and a commercial product. We have not generated any revenues and we are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we expect the development process to continue. We cannot assure that our engineering resources will be able to develop the product fast enough to meet market requirements. We can also not assure that our product will gain market acceptance and that we will be able to successfully commercialize the technologies. The failure to successfully develop and commercialize the technologies would result in continued losses and may require us to curtail or cease operations. We cannot currently estimate with any accuracy the amount of either the additional funds or time required to successfully commercialize either technology, because the actual cost and time may vary significantly depending on results of current basic research and development and product testing, cost of acquiring an exclusive license, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors.

     Our ability to produce and distribute commercially viable bio-fuel is unproven, which could have a detrimental effect on our ability to generate or sustain revenues.

     The technologies we will use to transform algae into a new form of oil have never been utilized on a commercial basis. While intended to create a new bio-fuel feedstock for many products such as diesel, gasoline, jet fuel, plastics and solvents, our new bio-fuel may never achieve technical or commercial viability. All of the tests conducted to date by us with respect to the technology have been performed in a lab-scale environment and the same or similar results may not be attainable at competitive costs on a large-scale commercial basis. We have never utilized technology under the conditions or in the volumes that will be required for us to be profitable and cannot predict all of the difficulties that may arise. Our technology, when used, may require further research, development, regulatory approvals, environmental permits, design and testing prior to commercialization. Accordingly, our technology may not perform successfully on a commercial basis and may never generate any revenues or be profitable.

We lack sales and marketing experience and will likely rely on third party marketers.

     If we eventually obtain a license to commercialize our technology (or any products derived from the technology) we expect to market and sell or otherwise commercialize the technology (or any products derived from the technology) through distribution, co-marketing, co-promotion or licensing arrangements with third parties. We cannot currently estimate when, if ever, we will be able to initiate marketing and sales efforts. Moreover, we have no experience in sales, marketing or distribution of biofuel products and our current management and staff is not trained in these areas. To the extent that we enter into distribution, co-marketing, co-promotion or licensing arrangements for the marketing or sale of the technology (or any products derived from the technology) any revenues received by us will be dependent on the efforts of third parties. If any such parties were to breach or terminate its agreement with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of the technology (or any products derived from the technology) would be delayed or terminated. We do not have any arrangements with any third parties regarding the commercialization of our technology (or any products derived from the technology) and there is no assurance that we will be able to enter into such agreements on terms acceptable to us.

Our lack of diversification may increase our risk.

     We expect our prime source of revenue will come from renewable energy assets that generate cash flow from the sale of biofuel derived only from microalgae. If we are unsuccessful in our efforts, our lack of diversification may increase the risk of our business failing; in which event the value of your investment may diminish significantly, if not entirely.

     We need to obtain additional capital to complete the development of our technologies and to ultimately construct production facilities, and the failure to secure such additional capital will prevent us from commercializing our technology and executing our plan of operation.

     The amount of funding needed to complete the development of our technology will be very substantial and may be in excess of the amount of capital we are able to raise. In addition, we have not identified the sources for the additional financing that we will require, and we do not have commitments from any third parties to provide this financing. Our ability to obtain additional funding will be subject to a number of factors, including but not limited to the market conditions for biofuels and the results of our ongoing research and development program. These factors may make the timing, amount, terms and conditions of additional funding unattractive; and, accordingly, the required capital may not be available to us. If we are unable to obtain sufficient financing on a timely basis, the development of our technology, facilities and products could be delayed and we could be forced to limit or terminate our operations altogether. Further, any additional funding that we obtain in the form of equity will reduce the percentage ownership held by our existing security holders.

Failure to timely obtain all necessary licenses and permits may adversely affect our operations.

     We may be unable to obtain all necessary licenses and permits required by us for the construction and operations of a biofuel production facility, on a timely basis. The failure to obtain any necessary licenses or permits, including renewals thereof or modifications thereto, could result in construction delays or could otherwise have a material adverse effect on our operations.

     We may not have sufficient legal protection of our technologies and other proprietary rights, which could result in the loss of some or all of our rights or the use of our intellectual properties by our competitors.

     Our success depends substantially on our ability to develop proprietary technologies and to keep our licenses in full force, and for our technology licensors to maintain their patents, maintain trade secrecy and not infringe the proprietary rights of third parties. We cannot be sure that the patents of others will not have an adverse effect on our ability to conduct our business. We have relied substantially on the patent legal work that was performed for our licensors with respect to these patents, and have not independently verified the validity or any other aspect of the patents or patent applications covering our technology and anticipated products with our own patent counsel. Further, we cannot be sure that others will not independently develop similar or superior technologies, duplicate elements of our technologies or design around them. Even if we are able to obtain or license patent protection for our process or products, there is no guarantee that the coverage of these patents will be sufficiently broad to protect us from competitors or that we will be able to enforce our patents against potential infringers. Patent litigation is expensive, and we may not be able to afford the costs. Third parties could also assert that our process or products infringe patents or other proprietary rights held by them.

     It is possible that we may need to acquire other licenses to, or to contest the validity of, issued or pending patents or claims of third parties. We cannot be sure that any license would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s patents or in bringing patent infringement suits against other parties based on our licensed patents.

     We also rely on trade secrets, proprietary know-how and technology that we will seek to protect, in part, by confidentiality agreements with our prospective joint venture partners, employees and consultants. We cannot be sure that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

     We have yet to complete an infringement analysis and, even if such an analysis were available at the current time, it is virtually impossible for us to be certain that no infringement exists, particularly in our case where our products have not yet been fully developed. We could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s intellectual property rights as well as in enforcing our rights against others, and if we are found to infringe, the manufacture, sale and use of our or our customers’ or partners’ products could be enjoined and we may have to pay money damages, a “reasonable royalty” and lost profits. Any claims against us, with or without merit, would likely be time-consuming, requiring our management team to dedicate substantial time to addressing the issues presented. Furthermore, the parties bringing claims may have greater resources than we do.

     Our revenues will be dependent upon acceptance of our products by the market, the failure of which would cause us to curtail or cease operations.

     We believe that virtually all of our revenues will come from the sale or license of our technology or products. As a result, we will continue to incur substantial operating losses until such time as we are able to generate revenues from the sale or license of our products. There can be no assurance that businesses and customers will adopt our technology and products or agree to pay for or license our products. In the event that we are not able to significantly increase the number of customers that purchase or license our products, or if we are unable to charge the necessary prices or license fees, our financial condition and results of operations will be materially and adversely affected.

     Because we anticipate that we will need to increase the size of our organization, we may experience difficulties in managing growth.

     We are a small company with 1 full-time employee as of March 31, 2009. If our research and development efforts prove successful, we expect to experience a period of significant expansion in order to exploit the potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.

Risks Related to the Industry in Which We Operate

Costs of compliance may increase with changing environmental and operational safety regulations.

     As we pursue the commercialization of our technology, we will become subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations require our contemplated facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impact to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.

     Furthermore, upon implementing our plan, we may become liable for the investigation and cleanup of environmental contamination at any property that we would own or operate and at off-site locations where we may arrange for the disposal of hazardous substances, if any. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act, often referred to as “Superfund”), or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require expending significant amounts for investigation, cleanup, defending claims or other costs.

     In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws, or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at production facilities. Present and future environmental laws and regulations applicable to processing and production of biofuels, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on the results of our contemplated operations and financial position.

     The hazards and risks associated with processing, producing and transporting biofuels (such as fires, natural disasters, explosions, and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. As protection against operating hazards, we intend to maintain insurance coverage against some, but not all, potential losses. We could, however, sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on the results of our contemplated operations and financial position.

     Competition due to advances in alternative fuels may lessen the demand for biofuel and negatively impact our profitability.

     Alternative fuels, gasoline oxygenates, ethanol and biofuel production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean-burning gaseous fuels that, like biofuel, may address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Additionally, there is significant research and development being undertaken regarding the production of electricity from wind, solar and tidal energy systems, among other potential sources of renewable energy. If these alternative fuels continue to expand and gain broad acceptance, we may not be able to compete effectively. This additional competition could reduce or eliminate the demand for biofuel, which would adversely affect our business, results of operations and financial condition.

Adverse public opinions concerning the biofuel industry in general could harm our business.

     The biofuel industry is new, and commercial public acceptance of biofuel is uncertain, especially in the United States. Public acceptance of biofuel as a reliable, high-quality alternative to petroleum diesel may be limited or slower than anticipated. Any negative public perceptions or concerns about biofuels, whether substantiated or not, may adversely affect the demand for our biofuel, which in turn could decrease our sales, harm our business and adversely affect our financial condition.

The renewable energy marketplace is highly competitive and we may be unable to successfully compete.

     We compete in the market for renewable energy products and services which is intensely competitive. Evolving industry standards, rapid price changes and product obsolescence also impact the market. Our competitors include many domestic and foreign companies, most of which have substantially greater financial, marketing, personnel and other resources than we do. Our current competitors or new market entrants could introduce new or enhanced technologies, products or services with features that render our technologies, products or services obsolete or less marketable. Our success will be dependent upon our ability to develop products that are superior to existing products and products introduced in the future, and which are cost effective. In addition, we may be required to continually enhance any products that are developed as well as introduce new products that keep pace with technological change and address the increasingly sophisticated needs of the marketplace. Even if our technology currently proves to be commercially feasible, there is extensive research and development being conducted in biofuels production and other alternative energy sources that may render our technologies and protocols obsolete or otherwise non-competitive. Technological developments in any of a large number of competing processes and technologies could make our technology obsolete and we have little ability to manage that risk. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully develop products that will succeed in the marketplace. As a small company with limited experience in the alternative energy sector, we will be at a competitive disadvantage to most of our competitors, which include larger, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than us.

     There can be no assurance that new products or technologies, presently unknown to management, will not, at any time in the future and without warning, render our technology less competitive or even obsolete. Technology advances claimed by current or new competitors may ultimately prove to make our systems obsolete. Major companies, academic and research institutions, or others, for example, could develop new fuels or new devices which could be installed at the original equipment manufacturer level and which could potentially render our systems obsolete. Moreover, our technology could be susceptible to being analyzed and reconstructed by an existing or potential competitor. Although the Company may be the license holder of certain United States patents respecting its proprietary system, we may not have the financial resources to successfully defend such patent, were it to become necessary, by bringing patent infringement suits against parties that have substantially greater resources than those available to us.

     In addition, competitors may develop technology and systems that can be sold and installed at a lower per unit cost. There can be no assurance that we will have the capital resources available to undertake the research which may be necessary to upgrade our equipment or develop new devices to meet the efficiencies of changing technologies. Our inability to adapt to technological change could have a materially adverse effect on our results of operations.

     The volatility in the pricing of renewable energy may cause our potential profitability to fluctuate significantly and thereby adversely affect our success.

     The market price of renewable energy fuels is volatile and subject to significant fluctuations, which may cause our profitability to fluctuate significantly. The market price of renewable energy fuels is dependent on many factors, including the price of gasoline, which is in-turn dependent on the price of crude oil. Petroleum prices are highly volatile and difficult to forecast due to frequent changes in global politics and the world economy. The distribution of petroleum throughout the world is affected by incidents in unstable political environments, such as Iraq, Iran, Kuwait, and Saudi Arabia, countries comprising the former U.S.S.R., Venezuela, and other countries and regions. The industrialized world depends critically on oil from these areas, and any disruption or other reduction in oil supply can cause significant fluctuations in the prices of oil and gasoline. We cannot predict the future price of oil or gasoline. Unprofitable prices for the sale of renewable energy fuels may result from the significant fluctuations in market prices. In recent years, the price of crude oil, gasoline and renewable energy fuels have all reached historically unprecedented high levels. If the prices of gasoline and petroleum decline, we believe that the demand for and price of renewable energy fuels may be adversely affected. Fluctuations in the market price of renewable energy fuels may cause our profitability to fluctuate significantly.

     We believe that the production of renewable energy fuels is expanding rapidly, especially in the United States. There are a number of new plants under construction and planned for construction. We expect existing renewable energy fuel plants to expand by increasing production capacity and actual production. Increases in the demand for renewable energy fuels may not be commensurate with increasing supplies of renewable energy fuels. Thus, increased production of renewable energy fuels may lead to lower renewable energy fuel prices. The increased production of renewable energy fuels could also have other adverse effects. For example, increased renewable energy fuels production could lead to increased supplies of co-products from the production of renewable energy fuels. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of renewable energy fuels could result in increased demand for renewable energy fuel supplies. This could result in higher prices for such supplies and cause higher renewable energy fuels production costs and will result in lower profits. We cannot predict the future price of renewable energy fuels. Any material decline in the price of renewable energy fuels will adversely affect our sales and profitability.

     Our future is dependent, to a large degree, on technological developments in our field; if we are unable to stay current with these advancements our business may not be viable in the future, which would result in the failure of our company.

     The market for our products and technologies is generally characterized by research resulting in advancement which is competitive with respect to timely innovations. Accordingly, we believe that our ability to succeed in the marketing and sale of biofuels, or in the alternative, our technology, will depend significantly upon the quality of such fuels and the continued timely introduction of new and enhanced products and technologies at competitive prices.

     In particular, our future success is heavily dependent upon transportation fuel and energy systems. There can be no assurance that future developments within this market will be beneficial to our business or that customers will respond effectively to technological changes or new products and services within the marketplace in which we plan to operate.

Risks Relating to the Offering and Ownership of Our Securities

     The value and transferability of your shares may be adversely impacted by the limited trading market for our stock on the OTCBB, which is a quotation system, not an issuer listing service, market or exchange. Because buying and selling stock on the OTCBB is not as efficient as buying and selling stock through an exchange, it may be difficult for you to sell your shares or you may not be able to sell your shares for an optimum trading price.

     The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities. Because trades and quotations on the OTCBB involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

     When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of the order entry.

     Orders for OTCBB securities may not be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTCBB. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not be able to sell shares of common stock at the optimum trading prices.

     The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTCBB if the common stock or other security must be sold immediately. Further, purchasers of securities on the OTCBB may not have a bid price for securities bought and sold through the OTCBB. Due to the foregoing, demand for securities that are traded through the OTCBB may be decreased or eliminated.

The trading price of our common stock historically has been volatile and may not reflect its value.

     The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. From April 1, 2008 through March 31, 2009 our stock has traded at a low of $0.11 (March 25, 2009) and a high of $2.26 (May 28, 2008). The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic conditions, market demand for our common stock, and various other events or factors both in and out of our control. In addition, the sale of our common stock into the public market upon the effectiveness of this registration statement could put downward pressure on the trading price of our common stock. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

     1420525 Alberta Ltd., a private corporation solely owned by Mr. Harmel Rayat, our former chief financial officer, director and controlling shareholder, owns approximately 39% of our issued and outstanding stock. This ownership interest may preclude you from influencing significant corporate decisions.

     Upon completion of the offering (without giving effect to the exercise of the Series B Warrants), 1420525 Alberta Ltd., a private corporation the sole shareholder of which is Harmel S. Rayat, our former chief financial officer, director and controlling shareholder, will own in the aggregate, 16,379,167 shares or approximately 39% of our outstanding common stock. As a result, Mr. Rayat may be able to exercise a controlling influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat’s interests may at times be different from yours. For example, he may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and board proposals that are subject to shareholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

We may compete for the time and efforts of our officers and directors.

     Certain of our officers and directors are also officers, directors, and employees of other companies; except for Mr. Bell, none of our officers and directors anticipate devoting more than approximately five (5%) percent of their time to our matters. Except for Mr. Bell, we currently have no employment agreements with any of our officers and directors imposing any specific condition on our officers and directors regarding their continued employment by us.

     Our proposed businesses raise potential conflicts of interests between certain of our officers and directors and us.

     Certain of our directors are or may become directors and employees of other technology companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms regarding the extent of such participation by us and such other companies. In addition, directors may present potential prospects to such other companies rather than presenting the opportunities to us or be affiliated with companies developing technologies which may compete with our technologies. We have not established any mechanisms regarding the resolution of any such conflict if it were to arise; accordingly, there is no assurance that any such conflict will be resolved in a manner that would not be adverse to our interest.

     We have a large number of restricted shares outstanding, a portion of which may be sold under rule 144 which may reduce the market price of our shares.

     Of the 42,249,166 shares of our common stock issued and outstanding as of March 31, 2009, a total of 29,179,166 shares (inclusive of the 16,379,167 shares beneficially owned by 1420525 Alberta Ltd.) are deemed "restricted securities," within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, subject to the satisfaction of certain conditions, Rule 144 permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without regard to any of the volume limitations set forth in Rule 144. This provision may apply as early as October 18, 2008 with respect to the shares issued in connection with the Private Placement, assuming that at such time the relevant criteria of Rule 144 is satisfied by both the selling shareholders owning the restricted shares and ourselves.

     Under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater. This provision currently may apply to the shares owned by 1420525 Alberta Ltd.). Accordingly, assuming all of the conditions of Rule 144 is satisfied by both 1420525 Alberta Ltd.) and us at the time of any proposed sale, 1420525 Alberta Ltd. may sell, approximately every three months pursuant to Rule 144, a number of shares equal to 1% of our then issued and outstanding shares of our common stock

     The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

There are options and warrants to purchase shares of our common stock currently outstanding.

     As of March 31, 2009, we have options and warrants outstanding to purchase an aggregate of respectively, 8,050,000 and 2,883,334 shares of our common stock to various persons and entities. The exercise prices of these options and warrants are as follows: 7,950,000 stock options at $0.13 per share, 50,000 stock options at $0.83 per share, 50,000 stock options at $0.40 per share, and 2,883,334 Series B Warrants at $0.60 per share. If issued, the shares underlying these options and warrants would increase the number of shares of our common stock currently outstanding and will dilute the holdings and voting rights of our then-existing shareholders.

     We have the ability to issue additional shares of our common stock without asking for shareholder approval, which could cause your investment to be diluted.

     Our articles of incorporation authorize the Board of Directors to issue up to 100,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. The power of the Board of Directors to issue shares of common stock or warrants or options to purchase shares of common stock is generally not subject to shareholder approval. Accordingly, any time the Board of Directors determines that it is in the best interests of the corporation to issue shares of its common stock, your investment will be diluted.

We may issue preferred stock which may have greater rights than our common stock.

     We are permitted in our charter to issue up to 1,000,000 shares of preferred stock. Currently no preferred shares are issued and outstanding; however, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing them to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock.

     Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

     Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on either NASDAQ or a registered exchange, NASDAQ and stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. This could have an adverse impact on our ongoing operations.

     The value and transferability of your shares may be adversely impacted by the limited trading market for our stock on the “OTCBB.”

     There is only a limited trading market for our shares on the OTCBB. The OTCBB is not an exchange. Trading of securities on the OTCBB is often more sporadic than the trading of securities listed on an exchange or NASDAQ. You may have difficulty reselling any of the shares that you purchase from the selling stockholders. We are not certain that a more active trading market in our common stock will develop, or if such a market develops, that it will be sustained. Sales of a significant number of shares of our common stock in the public market could result in a decline in the market price of our common stock, particularly in light of the illiquidity and low trading volume in our common stock.

     Our common stock is a "penny stock," and because "penny stock” rules will apply, you may find it difficult to sell the shares of our common stock you acquired in this offering.

     Our common stock is a “penny stock” as that term is defined under Rule 3a51-1 of the Securities Exchange Act of 1934. Generally, a "penny stock" is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the U.S. Securities & Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stocks and you are likely to have difficulty selling your shares.

We do not intend to pay dividends for the foreseeable future.

     We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase the shares offered by us pursuant to this prospectus.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

     In addition to the “penny stock” rules described below, the FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “ may ,” “ will ,” “ should ,” “ expect ,” “ anticipate ,” “ estimate ,” “ believe ,” “ intend ,” or “ project ” or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.

     Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our technologies, our potential profitability, and cash flows (b) our growth strategies, (c) expectations from our ongoing sponsored research and development activities (d) anticipated trends in the technology industry, (e) our future financing plans and (f) our anticipated needs for working capital. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Our Business and Properties,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

     Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We will have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities until, if ever, we generate positive cash flow from operations.

     You should review carefully the section entitled "Risk Factors" beginning on page 7 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

2008 FINANCING

     On April 17, 2008, we consummated the sale of an aggregate of 4,000,000 shares of our common stock and Series B Warrants to purchase up to an additional 4,000,000 shares of our common stock at a per share purchase price of $0.60 for an aggregate purchase price of $2,400,000 pursuant to the terms of a Subscription Agreement effective as of April 17, 2008 with the Investors who are signatories to the Subscription Agreement; the Investors are institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act. In connection with the Private Placement we paid a commission consisting of 100,000 shares of our common stock and 100,000 Series B Warrants.

     The securities that were issued to the Investors in the Private Placement were not registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. In connection with the Subscriptions Agreement we entered into a Registration Rights Agreement dated April 17, 2008 with the Investors. Pursuant to the terms of the Registration Rights Agreement, we have agreed to register the resale of the Private Placement Shares and the Warrant Shares on a registration statement to be filed by us with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. We have agreed to use our commercially reasonable efforts to file the registration statement with the SEC within 60 days after April 17, 2008, to cause such registration statement to be declared effective by the SEC within the earlier of 90 days after April 17, 2008 (or, in the event, of a review by the SEC, 150 days after April 17, 2008) or the 5th business day following the date on which we are notified by the SEC that the SEC will not review the registration statement or that the SEC has no further comments on the registration statement and to cause such registration statement to remain effective for the required registration period.

     The Registration Rights Agreement does not provide for any penalties in the event we are not able to meet the aforesaid target dates.

     The 4,000,000 shares issued in the Private Placement, the 1,216,666 issued upon exercise of the Series B Warrants, the 2,883,334 shares issuable upon exercise, if any, of the outstanding Series B Warrants, as well as the 583,333 shares purchased by certain of the Selling Stockholders, are collectively the subject of the registration statement of which this prospectus is part. We have not included the Commission Shares in the registration statement of which this prospectus is part.

     The Series B Warrants are exercisable for a period of two years at an initial exercise price of $0.60 per share beginning on April 17, 2008. The number of shares issuable upon exercise of the Series B Warrants and the exercise price of the Series B Warrants are adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by us of additional securities, unless such issuance is at a price per share which is less than the then applicable exercise price of the warrants, in which event then the exercise price shall be reduced and only reduced to equal lower issuance price and the number of shares issuable upon exercise thereof shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

     Pursuant to the Subscription Agreement and the Registration Rights Agreement, we and the Investor have made other covenants and representations and warranties regarding matters that are customarily included in financings of this nature. In the event that during the twelve month period following the Closing Date, International Energy issues shares at a price per share which is less than $0.60 (“ Base Share Price” ), then International Energy is required to issue to the investors the number of shares equal to (1) the quotient of the aggregate purchase price payable under the Securities Purchase Agreement divided by Base Share Price less (2) the quotient of the aggregate purchase price divided by the per share purchase price under the Securities Purchase Agreement.

In connection with the Private Placement, we paid a commission of 100,000 units, each consisting of one share

(the “Commission Shares”) of our common stock and one Series B Warrant to one registered broker dealer. We are not registering the Commission Shares for resale.

USE OF PROCEEDS

     This prospectus relates to the resale of certain shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. This prospectus also relates to shares of our common stock to be issued to persons who exercise the Series B Warrants. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise of any Series B Warrants and we will use any such proceeds for working capital purposes.

DETERMINATION OF OFFERING PRICE

     The Selling Stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices. Please refer to “Plan of Distribution.”

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Market Information-the OTCBB

     Our common stock is quoted on the OTC Bulletin Board(R) (OTCBB) under the symbol “IENI.” The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. The OTCBB is a quotation medium for subscribing members, not an issuer listing service, and should not be confused with The NASDAQ Stock Market SM.

     As of June 23, 2009, there were 42,249,166 shares of our common stock outstanding and held by 84 stockholders of record. As of March 31, 2009, we had 2,883,334 shares of common stock reserved for issuance upon exercise of outstanding Series B Warrants and 8,050,000 shares of common stock reserved for issuance upon exercise of outstanding stock options. We have no shares of preferred stock issued and outstanding.

     Currently, there is only a limited public market for our stock on the OTCBB. You should also note that the OTCBB is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTCBB or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we do establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock. Accordingly, investors may find that the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operation.

     The following table sets forth the range of high and low closing bid quotations for our common stock during our most recent two fiscal years. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

FISCAL YEAR ENDING MARCH 31, 2009	HIGH		LOW
January 1 to March 31, 2009		$0.30		$0.11
October 1 to December 31, 2008		$0.62		$.015
July 1 to September 30, 2008		$1.88		$0.60
April 1 to June 30, 2008		$2.26		$0.96

FISCAL YEAR ENDED MARCH 31, 2008	HIGH		LOW
January 1 to March 31, 2008		$1.55		$0.35
October 1 to December 31, 2007		$2.35		$0.75
July 1 to September 30, 2007		$2.00		$0.55
April 1 to June 30, 2007		$0.73		$0.45

FISCAL YEAR ENDED MARCH 31, 2007	HIGH		LOW
January 1 to March 31, 2007		$0.51		$0.51
October 1 to December 31, 2006		$0.75		$0.35
July 1 to September 30, 2006		$0.50		$0.35
April 1 to June 30, 2006		$0.65		$0.35

On June 29, 2009, the closing price of our common stock was $0.19 per share.

Dividends

     We have not paid any dividends on our common stock and our board of directors presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the board of directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit us from declaring dividends where, if after giving effect to the distribution of the dividend:

  We would not be able to pay our debts as they become due in the usual course of business; or
  Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

     Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

     Our Board of Directors has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences over the holders of the Common Stock as to payment of dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

     On September 30, 2002, the stockholders of the Company approved its 2002 Incentive Stock Plan (the “2002 Plan”), which has 20,000,000 shares reserved for issuance thereunder, all of which were registered under Form S-8 on August 24, 2005. The 2002 Plan provides shares available for options granted to employees, directors and others. The options granted to employees under the Company’s 2002 Plan generally vest over one to five years or as otherwise determined by the plan administrator. Options to purchase shares expire no later than ten years after the date of grant.

The following table sets forth certain information regarding the common stock that may be issued upon the exercise of options, warrants and other rights that have been or may be granted to employees, directors or consultants under all of the Company’s existing equity compensation plans, as of March 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	8,050,000	$0.14	11,900,000

Equity compensation plans not approved by security holders (2)	-	-	-
Total	8,050,000	$0.14	11,900,000

(1)	Consists of grants under the Company’s 2002 Stock Plan.

(2)	Consists of grants under individual compensation arrangements approved separately by the Board of Directors and are not part of any written or formal plan under which the Company will be obligated to issue equity compensation in the future.

     There were no stock options exercised during the years ended March 31, 2009 and 2008. The weighted average fair value of stock options granted during the year ended March 31, 2009 was $0.61 per share. At March 31, 2009, we had unvested stock options to purchase 100,000 shares of our common stock at a weighted average fair value per share of $0.55.

     During the year ended March 31, 2009, stock-based compensation expense of $12,235 was recognized for options previously granted and vesting over time. No stock-based compensation expense was recognized during the year ended March 31, 2008. As of March 31, 2009, we had $42,765 of total unrecognized compensation expense related to unvested stock options which is expected to be recognized over a period of 4.75 years.

The options outstanding and exercisable as of March 31, 2009 can be summarized as follows:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
	Number of	Remaining	Average	Number of	Remaining	Average
	Options	Contractual	Exercise	Options	Contractual	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Life (Years)	Price

$0.13	7,950,000	6.20	$0.13	7,950,000	6.20	$0.13
0.40	50,000	9.55	0.40	—	—	—
0.83	50,000	9.45	0.83	—	—	—
$0.13 - $ 0.83	8,050,000	6.24	$0.14	7,950,000	6.20	$0.13

Transfer Agent

     The transfer agent of our common stock is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251.

Penny Stock

     The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Our stock is currently a “penny stock.” Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

     These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules.

Rule 144

     Of the 42,249,166 shares of our common stock issued and outstanding as of March 31, 2009, at total of 29,179,166 shares (inclusive of the 16,379,167 shares beneficially owned by 1420525 Alberta Ltd.) are deemed "restricted securities" within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

     In general, subject to the satisfaction of certain conditions, Rule 144 permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without regard to any of the volume limitations described above. This provision became applicable (assuming that at such time the relevant criteria of Rule 144 was, and continues to be, satisfied by both the shareholders owning the restricted shares and ourselves) to the 4,000,000 shares (inclusive of the Commission Shares) issued in connection with the Private Placement, on October 18, 2008,

     Under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater. This provision currently may apply to the shares owned by 1420525 Alberta Ltd. Accordingly, assuming all of the conditions of Rule 144 is satisfied by both 1420525 Alberta Ltd. and us at the time of any proposed sale, 1420525 Alberta Ltd. may sell, approximately every three months pursuant to Rule 144, a number of shares equal to 1% of our then issued and outstanding shares of our common stock.

     The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

     MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     We are a development stage company currently engaged in an effort to develop processes and technologies permitting the commercially viable extraction of “biofuels” from algae. Please refer to “Description of Our Business and Properties.”

     We were incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.,” with an authorized capital of 100,000,000 shares of common stock, par value of $0.001 per share, and 1,000,000 preferred stock, par value of $0.01 per share.

     Our initial business operations focused on the establishment of an online used car exchange. We were not successful in our efforts and ceased providing online automotive information; on June 20, 2005, we amended our

Articles of Incorporation to effect a change of name to “International Energy, Inc.,” to reflect our entry into the energy industry; initially, through IEC., our wholly owned subsidiary, we commenced operations as an oil and gas exploration company while winding down our online automotive services.

     Although we acquired interests in various land leases, we were unable to timely implement our exploration program as a result of the unavailability of adequate drilling equipment and qualified personnel. Consequently, our property interests lapsed. In September of 2007 our Board of Directors concluded that our best interests as well as those of our shareholders would be served by remaining in the energy sector but redirecting our focus from oil and gas exploration to the acquisition, development and commercialization of alternative (renewable) energy technologies.

     In furtherance of our business, on September 17, 2007, through IEC, we entered into the Research Agreement with The Regents of the University of California. Our Research Project aims to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. These hydrocarbons are derived directly from the photosynthesis of the green microalgae. Please refer to “Description of Our Business and Properties.”

     We have yet to establish any history of profitable operations. We have incurred losses since our company was organized in November 6, 1998. In each of the fiscal years ended March 31, 2009 and 2008, we recorded net losses of $1,227,825 and $411,934, respectively. From inception (November 6, 1998) through March 31, 2009 we recorded a cumulative net loss of $3,326,324. We cannot anticipate when, if ever, our operations will become profitable.

     We expect that our future revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful completion of its research and development program, and the subsequent commercialization of the results or of products derived from such research and development efforts. No assurances can be given when this will occur or that we will ever be profitable.

Results of Operations

A summary of our operating expense for the years ended March 31, 2009 and 2008 was as follows:

	Year Ended March 31,		Percentage Change
	2009	2008

Operating expenses
Investor relations	$552,900	$227,000	144%
Director fees - related party	32,527	4,700	592
Research and development	136,158	89,505	52
Professional fees	149,961	47,098	218
Salaries and benefits	205,326	-	*
Other operating expenses	159,109	16,843	845
Total operating expenses	$1,235,981	$385,146	221%

* Not meaningful

Investor relations

Investor relations costs represent fees paid to publicize our within the investor community with the purpose of increasing company recognition and branding, and to facilitate the efforts to raise funds in equity or debt financings.

     In November 2007 we retained the services of an investor relations firm which resulted in the completion of raising gross proceeds of $2,400,000 under the terms of the 2008 Private Offering, which closed in April 2008. From April 2008 through September 2008, we continued to utilize the investor relations firm for increased publicity of its technology within the investor community and market place, paying the investor relations firm $541,500 during the six month period ending September 30, 2008.

     Effective October 1, 2008, we entered into a one-year Market Access Services Agreement (the “Market Agreement”) with the same investor relations firm that it had previously been utilizing to publicize its technology and increase company recognition and branding. Pursuant to the terms of the Market Agreement, we pay $1,900 per month for investor and public relations, corporate branding and corporate image services.

Director fees – related party

Non-employee directors receive $2,500 per quarter for their services as directors.

     The increase in director fees during the year ended March 31, 2009 compared 2008 is due to the appointment of three new directors during the year ended March 31, 2009. We granted stock options to each of these directors (see terms below). As a result, included in director fees for the year ended March 31, 2009 is $12,235 of stock-based compensation expense related to these options that vest over time. In addition to the stock-based compensation expense, the Company incurred $12,750 in cash compensation expense during the year ended March 31, 2009 related to the new directors.

     On October 15, 2008, we granted a stock option to one of its directors permitting the purchase, subject to applicable vesting provisions, 50,000 shares of our common stock at an exercise price of $0.40 per share. The stock option vests in five equal annual installments of 10,000 options each, commencing on October 15, 2009, and annually thereafter. The stock option is further subject to the terms and conditions of a stock option agreement between the director and us. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be one of our directors. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any. The fair value of the 50,000 stock options granted was estimated at $0.36 each, for a total of $18,000, using the Black-Scholes Option Pricing Model with the following weighted average assumptions: expected volatility of 128%, risk-free interest rate of 3.40%, expected life of 6.5 years, and a 0% dividend yield.

     On September 12, 2008, we granted stock options to each of two of its directors permitting each to purchase, subject to applicable vesting provisions, 50,000 shares of common stock at an exercise price of $0.83 per share. Each stock option vests in five equal annual installments of 10,000 options each, commencing on September 12, 2009, and annually thereafter. The stock options are further subject to the terms and conditions of a stock option agreement between each director and us. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be one of our directors. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any. The fair value of the aggregate 100,000 stock options granted was estimated at $0.74 each, for a total of $74,000, using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility of 123%, risk-free interest rate of 3.32%, expected lives of 6.5 years, and a 0% dividend yield.

     On January 9, 2009, Mr. Frank Fabio resigned from the positions as our Chief Financial Officer, Director, and Secretary. As a result, the stock option granted to Mr. Fabio on September 12, 2008 to purchase 50,000 shares of common stock was forfeited pursuant to the terms of the stock option agreement. Pursuant to Mr. Fabio’s resignation and the forfeitures of his stock option, stock-compensation expense of $4,928 recorded during the fiscal year ended March 31, 2009 was reversed during the quarter ended March 31, 2009.

Research and development

     Research and development costs represent costs incurred to develop our technology incurred pursuant to its research agreement with UOC. The agreement includes salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, supplies, equipment purchase and repair and other costs. We charged all research and development expenses to operations as they are incurred except for prepayments which are capitalized and amortized over the applicable period.

     Research and development expense is substantially comprised of payments made pursuant to the UOC Research Agreement. In addition to contractual obligations pursuant to the UOC Research Agreement, we reimbursed UOC $10,958 during the year ended March 31, 2009 for other out-of-pocket costs that are included in research and development expense.

Professional fees

Professional fees substantially consist of accounting, audit, tax and legal fees.

     Professional fees increased $102,863 during the year ended March 31, 2009 compared to 2008 substantially due to increases in legal fees of approximately $61,000 and accounting, audit, and tax fees of approximately $37,000. The increase in legal fees is the result of our filing three Form S-1/As during the year ended March 31, 2009 as well as an increase in the utilization of legal counsel for preparation and review of required filings with the Securities and Exchange Commission (the “SEC”), and correspondence regarding the appointment of new board members as well as the hiring and resignation of certain members of our management team. The increase in accounting, audit, and tax fees is primarily the result of our closing our administrative office in Vancouver, British Columbia, Canada, effective August 31, 2008, terminating all of the employees in Vancouver, Canada. Due to this downsizing, as of September 1, 2008, we began outsourcing our accounting function to third parties resulting in an increase in accounting fees of approximately $20,000. Audit and tax fees increased by approximately $3,000 and $7,000, respectively during the year ended March 31, 2009 compared to 2008.

Salaries and benefits

     Effective June 1, 2008, we needed additional back-office support. As a result, we began paying salaries to administrative support employees in the Vancouver, Canada office. Effective August 31, 2008, we closed our administrative office in Vancouver, Canada, terminating all of the employees in that office. During the year ended March 31, 2009, we incurred approximately $126,000 in salary expense related to the administrative support employees in the Vancouver, Canada office.

     During the year ended March 31, 2009 we incurred $26,781 in cash wages and benefits expense for services rendered by Mr. Greg O’Reilly, our former President, Chief Executive Officer, and Director. Mr. O’Reilly resigned from all executive and Board positions effective October 15, 2008. Upon Mr. O’Reilly’s resignation, our Board of Directors simultaneously appointed Mr. Charles Bell as our President, Chief Executive Officer and Director. During the year ended March 31, 2009, we incurred $51,824 in cash wages and benefits expense for services rendered by Mr. Bell.

     On October 15, 2008, pursuant to an Employment Agreement between us and Mr. Bell, we agreed to grant a stock option to Mr. Bell within 60 days of the Employment Agreement to purchase 750,000 shares of common stock. Pursuant to the terms of the Employment Agreement, the stock option was to be effective only upon delivery of a fully executed stock option agreement. Since the grant of the stock option was not finalized nor was the stock option agreement executed and delivered within 60 days of the effective date of the Employment Agreement, the provision allowing for the grant of the stock option to Mr. Bell lapsed pursuant to the terms of the Employment Agreement. Accordingly, we did not record any stock compensation expense related to this stock option.

Other operating expenses

     Other operating expenses include travel and entertainment, rent, telephone, office supplies, postage and printing, information technology related fees and other administrative costs.

     Other operating expenses increased $142,266 during the year ended March 31, 2009 compared to 2008 substantially due to an increase in travel and entertainment related expense of approximately $105,000. Travel and entertainment expense incurred during the year ended March 31, 2009 consists of costs incurred as a result our transitioning its accounting and administrative functions from Vancouver, Canada to the United States as well as travel related activities incurred by the Vancouver, Canada back-office support staff from June 1, 2008 to August 31, 2008, at which time we closed our administrative office in Vancouver, Canada, terminating all of the employees in that office. In addition to travel and entertainment increasing, other operating expenses that increased during the year ended March 31, 2009 compared to 2008 were rent of approximately $12,000, telephone of approximately $6,300, and office supplies and postage of approximately $8,300. Prior to the Canadian office closing on August 31, 2008, we were paying rent of CAD $700 per month. On August 1, 2008, we entered into a one year operating lease agreement for its corporate office in Washington, DC. Monthly rent is $1,100. On January 1, 2009, we entered into a one year operating lease agreement for additional office space in Bel Air, Maryland. The monthly rent is $500.

Other income (expense)

A summary of our other income (expense) for the years ended March 31, 2009 and 2008 was as follows:

	Year Ended March 31,		Percentage Change

	2009	2008

Other income (expense)
Interest income	$17,769	$2,893	514%
Interest expense	(195)	(29,686)	(99)
Loss on disposal of fixed assets	(9,800)	-	*
Foreign exchange gain	382	5	7,540
Total other income (expense)	$8,156	$(26,788)	*	%

* Not meaningful

Interest income

     Interest income increased $14,876 during the year ended March 31, 2009 compared to 2008 as a result of the higher average cash balance maintained during the year ended March 31, 2009 compared to 2008 as a result of the 2008 Private Placement completed by us in April 2008, raising net proceeds of $2,400,000.

Interest expense

     Interest expense during the year ended March 31, 2008 consists substantially of interest on interest bearing short term notes to its former President Herdev S. Rayat. On March 31, 2008, we repaid all outstanding notes to Mr. Rayat.

Loss on disposal of fixed assets

     We recorded a loss on disposal of fixed assets of $9,800 during the year ended March 31, 2009 as a result of the removal of the cost and related accumulated depreciation from our financial statements for equipment that was either no longer in service or deemed obsolete. Substantially all of this equipment was located at our administrative office in Vancouver, British Columbia, Canada, which was closed, effective August 31, 2008.

Liquidity and Capital Resources

     We have incurred cumulative losses of $3,326,324 through March 31, 2009 and do not have positive cash flows from operating activities. Due to the "start up" nature of our business, we expect to incur losses as we continue development of our technologies and expand. We face all the risks common to companies that are relatively new, including under capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. These conditions raise substantial doubt about our ability to continue as a going concern. Our management recognizes that in order to meet our capital requirements, and continue to operate, additional financing will be necessary. We expect to raise additional funds through private or public equity investments in order to expand the range and scope of its business operations. We will seek access to private or public equity but there is no assurance that such additional funds will be available for us to finance our operations on acceptable terms, if at all. If we are unable to raise additional capital or generate positive cash flow, it is unlikely that we will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Our principal source of liquidity is cash in the bank. Our future funding requirements will depend on numerous factors, including: the time and investment required to invest in our research and development project; to recruit and train qualified management personnel; and our ability to compete against other, better capitalized corporations in similar businesses.

     At March 31, 2009, we had cash and cash equivalents of $1,248,746. We have financed our operations primarily from funds received pursuant to a private placement completed by us in April 2008, raising net proceeds of $2,400,000 and cash received from the exercise of warrants.

     Net cash used in operating activities was $1,409,584 for the year ended March 31, 2009, compared to net cash used of $374,806 for the same period in 2008. The increase in cash used was substantially due to increases in investor relations costs of $325,900, research and development of $46,653, professional fees of $102,863, salaries and benefits of $205,326, and other operating expense of $142,266 substantially due to an increase in travel and entertainment related expense. See “Results of Operations” above for discussion regarding the increases in these expenses.

     Net cash used in investing activities was $10,395 for the year ended March 31, 2009, compared to $0 during the same period in 2008. During the year ended March 31, 2009, we purchased $10,395 of equipment all of which was for use by the administrative office in Vancouver, B.C. and subsequently disposed of on August 31, 2008.

     Net cash provided by financing activities was $1,871,000 for the year ended March 31, 2009 compared to $1,149,000 for the same period in 2008. During the year ended March 31, 2009, we received $1,141,000 pursuant to the 2008 Private Placement and $730,000 from the exercise of warrants. During the year ended March 31, 2008, we received $1,259,000 pursuant to the 2008 Private Placement, offset by the repayment of a net $110,000 of a loan payable from a related party.

2008 Private Placement

     On April 17, 2008, we completed a 2008 Private Placement pursuant to which we raised an aggregate of $2,400,000. The 2008 Private Placement consisted of the sale of 4,000,000 Units at a price of $0.60 per Unit. Each Unit consisted of one Private Placement Share and one Series B Warrant to purchase a share of common stock at $0.60 per share for a period of two years from the date of issuance.

     In connection with the 2008 Private Placement, we paid a commission of 100,000 Units to one registered broker dealer.

Related Party Transactions

Salaries and benefits

     During the year ended March 31, 2009 the Company incurred $26,781 in cash wages and benefits expense for services rendered by Mr. Greg O’Reilly, our former President, Chief Executive Officer, and. Mr. O’Reilly resigned from all executive and Board positions effective October 15, 2008. Upon Mr. O’Reilly’s resignation, our

Board of Directors simultaneously appointed Mr. Charles Bell as our President, Chief Executive Officer and Director. During the year ended March 31, 2009, we incurred $51,824 in cash wages and benefits expense for services rendered by Mr. Bell.

     On October 15, 2008, pursuant to an Employment Agreement between us and Mr. Bell, we agreed to grant a stock option to Mr. Bell within 60 days of the Employment Agreement to purchase 750,000 shares of common stock. Pursuant to the terms of the Employment Agreement, the stock option was to be effective only upon delivery of a fully executed stock option agreement. Since the grant of the stock option was not finalized nor was the stock option agreement executed and delivered within 60 days of the effective date of the Employment Agreement, the provision allowing for the grant of the stock option to Mr. Bell lapsed pursuant to the terms of the Employment Agreement. Accordingly, we did not record any stock compensation expense related to this stock option.

Director Fees

     During the earsended March 31, 2009 and 2008, we incurred $32,527and $4,700 in non-employee director fees. Included in this amount for the year ended March 31, 2009 is is $12,235 of stock-based compensation expense for options previously granted and vesting over time.

Accrued management fees

     During the year ended March31, 2009, the Company repaid $162,945 accrued for management services provided by two directors in previous years.

     All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

Other Contractual Obligations

     Our contractual obligations consist of payments under its corporate office operating lease in Washington DC, a business office lease in Bel Aire, Maryland, and the UOC Research Agreement as discussed above. We have future minimum lease payments of $8,900 and $59,670 pursuant to the UOC Research Agreement.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Going Concern

     We have been a development stage company and since inception (November 6, 1998) through March 31, 2009, have an accumulated deficit of $3,326,324. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates our continuation as a going concern, which is dependent upon our ability to establish ourselves as a profitable business.

     Due to the start-up nature of our business, we expect to incur losses as we expand. To date, our cash flow requirements have been primarily met by debt and equity financings and proceeds received from the exercise of warrants. We believe that we currently have sufficient working capital to meet our capital and administrative cost requirements for at least the next twelve months. If we are unable to generate profits or unable to obtain additional funds for our working capital needs, we may have to cease operations.

     Management is devoting substantially all of its present efforts in establishing us in the alternative renewable energy business. To meet our objectives, we plan to raise additional funds through private or public equity investment in order to expand the range and scope of its business operations, but there is no assurance that such additional funds will be available for us to finance its operations on acceptable terms, if at all. Furthermore, there is no assurance the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements during the initial stages of our operations.

     In view of these conditions, our ability to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on our ability to obtain necessary financing to fund ongoing operations. Management believes that our current and future plans enable us to continue as a going concern. These consolidated financial statements do not give effect to any adjustments which will be necessary should we be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

Recently Issued Accounting Standards

     In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement 157” (FSP 157-2), which allows for the deferral of the adoption date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We are required to adopt SFAS 157 for the assets and liabilities within the scope of FSP 157-2 on April 1, 2009, the beginning of its fiscal year 2010. We do not expect the adoption of SFAS 157 for non-financial assets and liabilities to have a material impact on our consolidated financial statements. In October 2008, the FASB issued SFAS Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3), which clarifies the application of SFAS 157 when the market for a financial asset is inactive. The guidance in FSP 157-3 was effective immediately and did not have a material effect on our consolidated financial statements.

In June 2008, the FASB ratified EITF Issue No. 07-5, "Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock" (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the potential impact, if any, EITF 07-5 will have on our consolidated financial statements.

In June 2008, the FASB issued Staff Position EITF 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-06-1). FSP EITF 03-06-1 provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method in SFAS No. 128, “Earnings per Share.” FSP EITF 03-06-1 must be adopted for reporting periods beginning after December 15, 2008. FSP EITF 03-06-1 did not have any impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin No 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We must adopt SFAS 160 on April 1, 2009, the beginning of our fiscal year 2010. We do not expect the application of SFAS No. 160 to have a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (SFAS 141R), which establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. We must adopt SFAS 141R on April 1, 2009, the beginning of our fiscal year 2010. We do not expect the application of SFAS 141R to have a material effect on our consolidated financial statements.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

     You should rely only on the information contained in this prospectus or any supplement hereto. We have not authorized anyone to provide you with different information. If anyone provides you with different information you should not rely on it. We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares. Our business, financial condition, results of operations and prospects may have changed since that date.

     We obtained statistical data and certain other industry forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical and industry data and forecasts and market research used herein are reliable, we have not independently verified such data. We have not sought the consent of the sources to refer to their reports or articles in this prospectus.

Overview

     We are a development stage company currently engaged in an effort to develop processes and technologies permitting the commercially viable extraction of extract of “biofuels” from algae. On September 17, 2007, through our wholly owned subsidiary, International Energy Corp., we commenced the development and acquisition of biofuel technologies by entering into a Research Agreement with The Regents of the University of California in the area of algal biochemistry and photosynthesis. Our Research Project aims to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. These hydrocarbons are derived directly from the photosynthesis of the green microalgae.

     Biofuel can be solid, liquid, or gas fuels consisting of, or derived from biomass. Biomass is any organic material stored in the tissues of living plants and animals. It is a renewable energy source based on the carbon cycle, unlike other natural resources such as petroleum, coal, and nuclear fuels. These fuels are generally in the form of alcohols, esters, ethers, and other chemicals produced from biomass.

     Algae fuel is a biofuel derived from algae. In contrast to food crops or cellulosic materials, certain algae produce and accumulate oil naturally and can, in the process, clean up waste by absorbing and utilizing nitrogen oxides and carbon dioxide, aiding in carbon sequestration and the mitigation of climate change.

     As a result of current high oil prices, depleting fossil oil reserves and growing concerns about increased levels of atmospheric carbon dioxide, algae has emerged as a promising source for biofuel production. Because of its unique and natural ability to produce oil, algae is considered a favorable feedstock for next-generation biofuels, which can be processed and refined into transportation fuels using currently available technology.

Algae have recently emerged as a promising source for biofuel production as a result of:

  high oil prices;
  depleting fossil oil reserves;
  growing concerns about increased levels of atmospheric carbon dioxide; and
  a growing concern over the use of potential food supplies as a source of biomass.

     Currently, a number of companies and private institutions are conducting research in an effort to use microalgae as an energy source, with applications for biofuel, ethanol, methanol, methane and hydrogen.

     Employing a proprietary microalgae, we are seeking to develop advanced biotechnology protocols for enhanced growth and biofuel productivity based entirely on the photosynthesis of algae, which have the unique capability of taking a waste (zero-energy) form of carbon (CO 2 ) and converting it into a high-density liquid form of energy (natural bio-oil). We are also working to develop a novel technology to enable the continuous extraction of bio-oil from microalgae, which will allow microalgae to be processed for bio-oil separation and harvesting while preserving the viability and vitality of the cells that produce them. Microalgae, stripped of their bio-oils, can then be returned to their growth medium for further growth and hydrocarbon accumulation. This novel approach is expected to minimize biomass generation time while enhancing yields of hydrocarbon production.

     Our technology seeks to convert water (H2O) and carbon dioxide (CO2) into useful long-chain liquid hydrocarbons from the photosynthesis of proprietary unicellular microalgae, which offer advantages in the production, storage and utilization of renewable biofuels, as they can be harvested easily, stored in liquid form and do not require special containment systems.

     Once we have succeeded in the development of our protocols, we anticipate the building of the necessary production facilities to house the bioreactor required to mass produce, market and sell our biofuels. Alternatively, depending upon then market conditions, we may elect to out-license, joint-venture, or sell our microalgae biofuel technology.

Our Agreement with the Regents of the University of California

     On September 17, 2007, International Energy, Inc., through its wholly owned subsidiary, International Energy Corp., entered into a Research Agreement with The Regents of the University of California (“RUC”) in the area of algal biochemistry and photosynthesis. The Research Agreement expires on September 16, 2009 unless extended by mutual agreement or unless earlier terminated.

     We have agreed to pay RUC an aggregate of $238,680 in support of the research, payable quarterly. The Principal Investigator (“PI”) responsible for oversight of our sponsored research will furnish us with ongoing research reports documenting activity, developments, and discoveries made in the course of our sponsored research at RUC, and further furnish us with an Invention Disclosure Report if any discoveries should merit the pursuit of a patent filing.

     Within 90 days of receiving an Invention Disclosure Report, we will advise RUC in writing whether we wish a patent application to be made with respect to such invention. If we so elect, RUC will prepare, file and prosecute such application in RUC’s name and in countries designated by us. We will reimburse RUC for reasonable expenses it has incurred and will pay expenses incurred in the future in so filing and prosecuting such applications, including attorneys' fees, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges.

     Subject to any limitations imposed by law or by the terms of a government grant, we will be entitled to negotiate a license in good faith from RUC, at commercially reasonable royalty rates, license fees and other material terms and conditions to be negotiated in good faith by the parties, and with due consideration for the relative contributions of RUC and us required to commercialize related products, for any invention or research information. RUC is free to enter into a licensing agreement for any invention or research information with any other person if we do not give notice of commencement to negotiate a license with respect to any invention or research information within 90 days after receipt of an Invention Disclosure Report or Research Information Report or if the parties are unable to reach agreement on the terms of the license agreement within 180 days after receipt of an Invention Disclosure Report or Research Information Report.

Sales and Marketing

     Ultimately, we plan to market products, if any, developed from the Research Project through co-marketing, co-promotion, licensing and distribution arrangements with third party collaborators. No such arrangements presently exist. We believe that this approach will both increase market penetration and commercial acceptance of our products and enable us to avoid expending significant funds to develop a large sales and marketing organization.

Please refer to “Risk Factors.”

Competition

     Competition in the biofuels industry is growing. We are aware of a number of similar products both existing or under development. Such technologies include, but are not necessarily limited to, corn, soybeans, safflower, sunflower, rapeseed, palm oil, sorghum, cassava cellulosic materials and sugar cane, as well biofuels derived from competing algal biofuel technologies. Given the benefit of time, investment, and advances in manufacturing technologies, any of these competing technologies may achieve lower manufacturing costs, superior performance, or greater market acceptance than products we develop, if any.

     We face competition from many companies, major universities and research institutions in the United States and abroad. Many of our competitors have substantially greater resources, experience in conducting research, obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and production capabilities. We will face competition from companies marketing existing products or developing new products which may render our technologies obsolete. The description of the products and technologies being developed or marketed by our competitors listed below have been taken from publicly available documents or reports filed by these companies, which include, but may not be limited to:

  Chevron Corporation – has research alliances with Texas A&M University, the Colorado Center for Biorefining and Biofuel, University of California, Davis and the Georgia Institute of Technology, all focused on various aspects of cellulosic biofuel production and conversion.
  PetroSun Inc. – was scheduled to begin operating The Rio Hondo, Texas algae farm in Spring 2008, and has allocated 20 acres to researching and developing an algal JP8 jet fuel.
  Pacific BioDiesel Technologies- has experience with constructing and operating biodiesel plants, as well as producing and marketing fuels. The company is engaged in biodiesel fuel services research and development for the production of American Society for Testing and Materials-quality biodiesel from multiple feedstocks.
  Royal Dutch Shell PLC – has engaged in a joint venture to develop biofuels with HR Biopetroleum using algae in an effort to develop sustainable fuel. The newly formed joint venture company, Cellana, is constructing a demonstration facility on the Kona coast of Hawaii Island.
  Solix Biofuels – is pursuing a closed algae growth system for the production of biofuel and has already developed early first and second generation prototypes.

These companies may have numerous competitive advantages when compared to us, including:

  significantly greater name recognition;
  established distribution networks;

  more advanced technologies and product development;
  additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
  greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products; and
  greater financial and human resources for product development, sales and marketing, and patent litigation.

     Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, price, marketing and distribution. There can be no assurance that competitors will not succeed in developing products that are more effective than products, if any, we may derive from our research and development efforts or that would render any such products obsolete and non-competitive. Accordingly, in addition to our research and development efforts, we have undertaken a public relations/advertising program designed to establish our "brand" name recognition early on in our corporate development; we intend to continue to develop and market our brand name pending commercialization of products, if any, we may derive from our research and development efforts. We believe our strategy ultimately will facilitate the marketing, distribution and public acceptance of any products we may derive from our research and development efforts if and when regulatory approval is received.

     Competition with respect to our technologies is and will be based, among other things, on safety, reliability, availability, price and patent position. Another important factor will be the timing of market introduction of our competitive products. Accordingly, the speed with which we can develop products derived from our biofuel technology, complete requisite testing for safety and commercial product launch, and ultimately supply commercial quantities of the products to the market is expected to be an important competitive factor. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales. Please refer to "Risk Factors."

Regulatory Matters

     National, state, and local governmental policies have, and will continue to play a critical role in further development of the renewable fuels industry. We will become subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations require our contemplated facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.

     Furthermore, upon implementing our plan, we may become liable for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where it may arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require expending significant amounts for investigation, cleanup, or other costs.

     In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws, or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at production facilities. Present and future environmental laws and regulations applicable to processing and production of biofuels, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on the results of our contemplated operations and financial position.

     The hazards and risks associated with processing, producing and transporting biofuels (such as fires, natural disasters, explosions, and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. As protection against operating hazards, we intend to maintain insurance coverage against some, but not all, potential losses. We could, however, sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on the results of our contemplated operations and financial position.

Employees

     As of the date of this prospectus we had 1 full-time employee. All of our research and development activities are provided on our behalf by scientists and others employed by academic institutions with which we have agreements or by third party providers.

Property

     On August 1, 2008, we entered into a one year operating lease agreement with a non-affiliate for our corporate office, located at 1200 G Street, NW, Suite 800, Washington, District of Columbia 20005. The monthly rent is $1,100.

     On January 1, 2009, we entered into a one year operating lease agreement with a non-affiliate for additional office space in Bel Air, Maryland. The monthly rent is $500.

     Our algae biofuels research is conducted in approximately 1,800 square feet of laboratory facilities and 1,200 square feet of laboratory common-use space (471 Koshland Hall, MC-3102, Berkeley, CA 94720) provided by the Regents of the University of California under our sponsored research agreement, at no cost to us. We believe that our office and the laboratory facilities are sufficient and adequate for our purposes given our present staff and research objectives.

Legal Proceedings

     We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities incur in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our financial position, results of operations or cash flow at this time. Furthermore, we do not believe that there are any proceedings to which any of our directors, officers, or affiliates, any owner of record of the beneficially or more than five percent of our common stock, or any associate of any such director, officer, affiliate, or security holder is a party adverse or has a material interest adverse to us.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Directors and Executive Officers

     The following table sets forth the names and ages of all of our current directors and executive officers. We have a Board of Directors comprised of four members. Executive officers serve at the discretion of the Board of Directors and are appointed by the Board of Directors. Each director holds office until a successor is duly elected or appointed. Officers are elected annually by the Board of Directors and serve at the discretion of the board.

     Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years, and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities law.

     As of the date of this prospectus, the members of our Board of Directors and our executive officers were as follows:

Name(1)	Age	Position	Held Position Since
Charles Bell	40	President, Chief Executive Officer, Chief Financial Officer, and Director	October 15, 2008
Derek J. Cooper (1)	31	Director	January 21, 2005
Joanne Stephenson	50	Director	September 12, 2008
Jatinder S. Bhogal	41	Director	October 15, 2008

(1) Mr. Cooper resigned as our President and Chief Executive Officer on August 1, 2008; he continues to serve as one of our directors. Please refer to “Recent Management Changes” below.

Biographical Information

Charles Bell

     President, Chief Executive Officer, Chief Financial Officer and Director. In 2002, Mr. Bell joined Houston, Texas based Allied Home Mortgage Capital Corporation, one of the largest privately held U.S. mortgage banker, lending over $15 billion and processing up to 12,000 loans monthly in 50 states since 1991. As a Branch Owner/Manager, he built the company's Maryland operations, managing multiple offices across the state. In 2005, Mr. Bell joined Transcontinental Lending Group, Inc. as Regional Manager, where he was appointed to lead the company's expansion into the Mid Atlantic Region. Mr. Bell's experience includes working in concert with private investors and government regulators from HUD, FHA and various state compliance and regulatory authorities. During the course of his career, Mr. Bell has worked with major multinational corporations and international investment banks to develop and launch numerous financial products.

Derek J. Cooper

     Director. Mr. Cooper earned his Bachelor of Science degree in Physics in 2001 and his Bachelor of Applied Science in Geological Engineering in 2005, both at the University of British Columbia. From January 2003 through September 2003, Mr. Derek Cooper joined Syncrude Canada Ltd., the world's largest producer of crude oil from oil sands. While completing his Applied Sciences degree, from June 2004 thru September 2004, Mr. Cooper undertook and completed a near-term engineering-exploration contract with Stealth Minerals Ltd. From 2005 to March 2008, Mr. Cooper worked at Elk Valley Coal, the world's second largest producer of metallurgical coal, as a Planning Engineer. In April 2008, Mr. Cooper joined TransAlta Utilities, as an Intermediate Engineer in the Fuel Supply Group where he performs life-of-mine planning, costing, and capital equipment selection as well as scoping/feasibility projects. Mr. Cooper joined the Company as Director on January 21, 2005. Mr. Cooper also serves as a director and officer of Entheos Technologies, Inc.

Joanne Stephenson

     Director. Ms. Stephenson earned a Bachelor of Science degree from the University of British Columbia in 1980 and also earned a Masters in Business Administration from Athabasca University in 2003. From 1998 to 2006 Ms. Stephenson was Vice President of Business Development and Sales and Marketing at Response BioMedical Corp. From January 2007 to July 2008, Ms. Stephenson was Head of Strategic Marketing at Innovative Biosensors, Inc.; and, from July 2008 to present, Ms. Stephenson is serving as Vice-President of Corporate Business Development and as Vice-President of Clinical Diagnostics. Ms. Stephenson joined the Company as a Director.

Jatinder S. Bhogal

     Director. Since December 1993, Mr. Bhogal has worked as a business consultant to emerging growth companies. For nearly 15 years, Mr. Bhogal has provided early business development guidance and consulting to companies developing healthcare services, medical devices, pharmaceuticals and vaccines, solar-photovoltaics, biofuels, and information technology solutions. Mr. Bhogal also serves as a director of HepaLife Technologies, Inc. and New Energy Technologies, Inc.

Recent Management Changes

We have recently experienced a change in our management and Board of Directors.

     As noted above, on August 1, 2008, Mr. Cooper, currently one of our directors, resigned as our President and Chief Executive Officer. On that date, Mr. Gregory O’Reilly was appointed to serve as our President and Chief Executive Officer. Mr. O’Reilly was also appointed a director by our Board of Directors. We entered into an employment agreement dated July 29, 2008 with Mr. O’Reilly.

     On October 15, 2008, Mr. O’Reilly resigned his positions with us, for health related reasons. Effective as of that date, we entered into an agreement with Mr. O’Reilly terminating his employment agreement with us and forfeiting the stock options granted to Mr. O’Reilly pursuant to the employment agreement.

     Mr. Harmel S. Rayat resigned his positions as one of our directors and officers on September 10, 2008. Mr. Rayat continues to be one of our shareholders. Please refer to “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” below.

     On September 12, 2008 Ms. Joanne Stephenson was appointed a director and Mr. Frank J. Fabio was appointed our Chief Financial Officer and Secretary. Mr. Fabio subsequently resigned from his positions with us on January 9, 2009.

On October 15, 2008 Mr. Jatinder S. Bhogal was appointed a director of the Company.

Compensation of Directors

     We do not pay director compensation to directors who are also our employees Our Board of Directors determines the non-employee directors’ compensation for serving on the Board and its committees. In establishing director compensation, the Board is guided by the following goals:

  Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required on behalf of a company of the size and scope of International Energy, Inc.;
  Compensation should align the directors’ interests with the long-term interests of stockholders; and
  Compensation should assist with attracting and retaining qualified directors.

     Non-employee directors receive $2,500 per quarter for their services as directors. All of our directors are entitled to participate in our 2002 Stock Plan. We also reimburse directors for any actual expenses incurred to attend meetings of the Board.

     The following table provides information regarding all compensation paid to the Company’s non-employee directors during the fiscal year ended March 31, 2009.

	Non-Employee Director Compensation
	Fees Earned or Paid in
		Stock
Name	Cash ($) (1)	Awards ($) (2)	Total ($)
Derek J. Cooper	$7,100	$—	$7,100
Joanne Stephenson (3)	5,000	9,152	14,152
Frank J. Fabio (4)	2,750	—	2,750
Jatinder S. Bhogal (5)	5,000	3,083	8,083
Rakesh Shankar (6)	442	—	442
Total Non-Employee Director Compensation	$20,292	$12,235	$32,527

(1)	The amounts in this column represent the quarterly cash meeting fee earned by or paid to our non-employee directors for service during the fiscal year ended March 31, 2009. Non-employee directors receive quarterly cash compensation of $2,500.

(2)	This column reflects the dollar amount recognized for financial statement reporting purposes in accordance with applicable SEC rules and guidance and FAS 123R for stock options, which may include amounts from awards made in and prior to the years shown. For information regarding significant factors, assumptions and methodologies used in determining the fair value of our stock options, see Note 7. Stock Options to the Consolidated Financial Statements included in this prospectus.

(3)	On September 12, 2008, we granted a stock option to Ms. Stephenson permitting her to purchase, subject to applicable vesting provisions, 50,000 shares of common stock at an exercise price of $0.83 per share. Each stock option vests in five equal annual installments of 10,000 options each, commencing on September 12, 2009, and annually thereafter. The stock option is further subject to the terms and conditions of a stock option agreement between Ms. Stephenson and us. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of the stock option effective as of the date that the director ceases to be one of our directors. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any. The fair value of the stock option to purchase 50,000 shares of common stock was estimated at $0.74 each, for a total of $37,000, using the Black- Scholes option pricing model with the following weighted average assumptions: expected volatility of 123%, risk-free interest rate of 3.32%, expected life of 6.5 years, and a 0% dividend yield.

(4)	On September 12, 2008,our Board of Directors appointed Mr. Frank Fabio to the positions of Chief Financial Officer, Secretary and Director. Mr. Fabio subsequently resigned from his positions with us on January 9, 2009. On September 12, 2008, the Board approved a stock option grant to purchase up to 50,000 shares of our common stock, subject to certain vesting requirements, at an exercise price of $0.83 per share. The stock option was to vest in five equal annual installments of 10,000 options each, commencing on September 12, 2009, and annually thereafter. The stock option was further subject to the terms and conditions of a stock option agreement between Mr. Fabio and us. Under the terms of the stock option agreement, the stock option agreement terminated and there was no further vesting of the stock option effective as of the date that the director ceased to be one of our directors. Upon termination of such service, the director would have a specified period of time to exercise vested stock options, if any. The fair value of the stock option granted to Mr. Fabio to purchase 50,000 shares of common stock was estimated at $0.74 each, for a total of $37,000, using the Black- Scholes option pricing model with the following weighted average assumptions: expected volatility of 123%, risk-free interest rate of 3.32%, expected life of 6.5 years, and a 0% dividend yield. As of Mr. Fabio’s resignation date of January 9, 2009, none of his stock option was vested. Accordingly, the entire stock option to purchase 50,000 shares of common stock was forfeited pursuant to the terms of the stock option agreement. Pursuant to Mr. Fabio’s resignation and the forfeiture of his stock option, stock-compensation expense of $4,928 recorded during the fiscal year ended March 31, 2009 was reversed during the quarter ended March 31, 2009.

(5)	On October 15, 2008, we granted a stock option to Mr. Bhogal permitting him to purchase, subject to applicable vesting provisions, 50,000 shares of our common stock at an exercise price of $0.40 per share. Each stock option vests in five equal annual installments of 10,000 options each, commencing on October 15, 2009, and annually thereafter. The stock option is further subject to the terms and conditions of a stock option agreement between Mr. Bhogal and us. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of the stock option effective as of the date that the director ceases to be one of our directors. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any. The fair value of the stock option to purchase 50,000 shares of common stock was estimated at $0.36 each, for a total of $18,000, using the Black-Scholes Option Pricing Model with the following weighted average assumptions: expected volatility of 128%, risk-free interest rate of 3.40%, expected life of 6.5 years, and a 0% dividend yield.

(6)	Mr. Shankar resigned as a Director on April 30, 2006. Mr. Shankar received $442 in June 2008 for services rendered as a non-employee director during previous fiscal years.

Directors’ and Officers’ Liability Insurance

     We do not currently maintain directors and officers liability insurance coverage. We are currently reviewing insurance policies and anticipate obtaining coverage for our board of directors and officers.

Family Relationships and Other Matters

There are no family relationships between any of our directors, executive officers and other key personnel.

Legal Proceedings

     During the past five years, except as set forth below, none of our directors, executive officers, promoters or control persons has been:

  the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
  convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
  subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
  found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

     On October 23, 2003, Mr. Harmel S. Rayat, EquityAlert.com, Inc., and Innotech Corporation, of which Mr. Rayat had served at various times as a director and officer, along with certain other individuals, collectively “the respondents,” consented to a cease-and-desist order pursuant to Section 8A of the Securities Act of 1933. Without admitting or denying the findings of the Securities and Exchange Commission related to the public relation and stock advertising activities of EquityAlert.com, Inc. and Innotech Corporation agreed to cease and desist from committing or causing any violations and any future violations of, among other things, Section 5(a) and 5(c) of the Securities Act of 1933. EquityAlert.com, Inc. and Innotech Corporation agreed to pay disgorgement and prejudgment interest of $31,555.14.

     On August 8, 2000, Mr. Harmel S. Rayat and EquityAlert.com, Inc., without admitting or denying the allegations of the Securities and Exchange Commission that EquityAlert.com, Inc did not disclose certain compensation received by it in connection with the publication of promotional advertisements of EquityAlert.com Inc. and Mr. Rayat consented to the entry of a permanent injunction enjoining them from violating Section 17(b) of the Securities Act of 1933; in addition, each agreed to pay a civil penalty of $20,000.

Mr. Rayat resigned his position as one of our officers and directors on September 12, 2008.

Code of Ethics

     We have adopted a Code of Ethics that applies to all of our officers, directors, employees and consultants and our affiliates, including our Chief Financial Officer and Chief Executive Officer, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and NASD listing standards. Accordingly, the Code of Ethics is designed to deter wrongdoing, and to promote, among other things, honest and ethical conduct, full, timely, accurate and clear public disclosures, compliance with all applicable laws, rules and regulations, the prompt internal reporting of violations of the Code of Ethics, and accountability.

CORPORATE GOVERNANCE

We have adopted Corporate Governance Principles applicable to our Board of Directors.

Director Independence

     We are not listed on a US securities exchange and, therefore, not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. However, at this time, after considering all of the relevant facts and circumstances our, Board of Directors has determined that each of Messrs. Bhogal and Cooper and Ms. Stephenson are independent from the Company’s management and qualify as “independent directors” under the standards of independence under the applicable National Association of Securities Dealers (“NASD”) listing standards. This means that, in the judgment of the Board of Directors, none of those directors (1) is an officer or employee of the Company or its subsidiaries or (2) has any direct or indirect relationship with the Company that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. As a result, the Company has a majority of independent directors as required by the NASD listing standards. Upon our listing on any national securities exchange or any inter-dealer quotation system, we will elect such independent directors as is necessary under the rules of any such securities exchange.

Committees of the Board of Directors

Audit Committee

     The Board does not currently have a standing Audit Committee. The full Board performs the principal functions of the Audit Committee. The full Board monitors the Company's financial reporting process and internal control system and reviews and appraises the audit efforts of the Company's independent accountants.

Compensation Committee

     The Board does not currently have a standing Compensation Committee. The full Board establishes overall compensation policies for the Company and reviews recommendations submitted by the Company’s management.

Nominating Committee

The Board does not currently have a standing Nominating Committee.

Scientific Advisory Board

     Our Scientific Advisory Board provides advice regarding specific facets of our ongoing sponsored scientific research and development. We believe that each member of the advisory board brings distinct scientific, technical, and business development experience which we can call-upon during various phases of its active research and commercial development, as needed. We use scientists and other professionals with expertise related to our technologies to advise us on scientific and technical matters related to our research and development activities and technology assessment. Each member serves for a period of one year.

     The members of the Advisory Board are compensated for their services at the rate of $250 per hour, not to exceed $1,250 per day. We also reimburse members of the Advisory Board for out-of-pocket expenses related to their services performed on our behalf.

Currently, our Scientific Advisory Board members are:

Name	Age	Position	Held Position Since
Rakesh Shankar, PhD, MA	55	Advisory Board Member	April 2008
Anastasios Melis, PhD	61	Advisory Board Member	May 2008

Rakesh Shankar, PhD, MA

     Dr. Rakesh Shankar is a respected lecturer, published environmental author, former University professor and researcher. Dr. Shankar holds a Bachelor’s degree in Science (physics, chemistry and mathematics), a Masters degree in Philosophy, and a PhD in Environmental Legislation & Policy Formulation. Dr. Shankar recently served as Chief Negotiator for the Government of the Northwest Territories, a Canadian region where over 1.75 billion barrels of oil and 11 trillion cubic feet of natural gas have been discovered to-date. Dr. Shankar’s career experience spans over 20-plus years of service as a diplomat in the Middle East, Europe, Africa, and Canada, with notable appointment as India’s Ambassador to the world’s leading oil producer, the Kingdom of Saudi Arabia.

     Dr. Shankar has also acted as India’s Ambassador to Zambia and Hungary, and served as Director of Multilateral Economic Relations at the Ministry of External Affairs. In his position as Director, Dr. Shankar oversaw matters related to the W.T.O., education, science and technology, environment, and trade with numerous countries, including seven of the world’s top twelve oil producing nations; Nigeria, United Arab Emirates, Venezuela, Canada, Mexico, United States, and Saudi Arabia.

Prof. Anastasios Melis, PhD

     Prof. Anastasios Melis is a distinguished researcher, lecturer and expert in the field of hydrocarbon and hydrogen biofuel production via microalgal photosynthesis and has authored more than 200 peer-reviewed papers, book chapters and review articles. Prof. Melis is a recipient of awards from the US Department of Energy, Hydrogen Program, and the DaimlerChrysler Corporation, as well as numerous fellowships including the British Science and Engineering Research Council, and the Japanese Ministry of Education, Science and Technology.

     Prof. Melis holds a Bachelor’s degree in Biology from the University of Athens (Greece) School of Physical Sciences and a PhD in Biological Sciences (Biophysics of Photosynthesis) from Florida State University (Tallahassee) Department of Biological Sciences.

EXECUTIVE COMPENSATION

     The following table shows, for each of the three years ended March 31, 2009, 2008, and 2007 the cash compensation paid by us , as well as certain other compensation paid for such year, to our Chief Executive Officer (the “CEO”); Chief Financial Officer (the “CFO”); and the three other most highly-compensated executive officers other than the CEO and CFO who were serving as our executive officers at the end of the 2009 fiscal year (the “Named Executive Officers”).

.

Summary Compensation Table

			Option	All Other
			Awards	Compensation	Total
Name and Principal Position	Year	Salary ($)	($) (6)	($)	($)
Charles Bell (1)	2009	50,964	-	-	50,964
President, CEO, CFO and	2008	-	-	-	-
Director	2007	-	-	-	-

Derek Cooper (2)	2009	-	-	7,100	7,100
Director, Former President and	2008	-	-	4,700	4,700
CEO	2007	-	-	4,500	4,500

Harmel S. Rayat (3)	2009	-	-	-	-
Former CFO, Director,	2008	-	-	-	-
Secretary and Treasurer	2007	-	-	3,300	3,300

Greg O’Reilly (4)	2009	23,181	-	-	23,181
Former President, CEO and	2008	-	-	-	-
Director	2007	-	-	-	-

Frank J. Fabio (5)	2009	-	-	2,750	2,750
Former CFO, Secretary and	2008	-	-	-	-
Director	2007	-	-	-	-

(1)	On October 15, 2008, our Board of Directors appointed Mr. Charles Bell to the positions of President, Chief Executive Officer and Director. Pursuant to an Employment Agreement with Mr. Bell, the Board approved an annual salary of $100,000 and the grant of a stock option to purchase up to 750,000 shares of our common stock, subject to certain vesting requirements, within 60 days of the Employment Agreement. Pursuant to the terms of the Employment Agreement, the stock option was to be effective only upon delivery of a fully executed stock option agreement. Since the grant of the stock option was not finalized nor was the stock option agreement executed and delivered within 60 days of the effective date of the Employment Agreement, the provision allowing for the grant of the stock option to Mr. Bell lapsed pursuant to the terms of the Employment Agreement. Accordingly, we did not record any stock compensation expense related to this stock option.

(2)	Mr. Cooper resigned as an officer on August 1, 2008.

(3)	Mr. Rayat resigned as a Director and officer on September 10, 2008.

(4)	Mr. O’Reilly was appointed to the positions of President and CEO on August 1, 2008 to fill the vacancy created by the resignation of Mr. Cooper. On October 15, 2008, Mr. O’Reilly resigned his positions with us for health related reasons.

(5)	Mr. Fabio was appointed our Chief Financial Officer, Secretary and a Director on September 12, 2008. Mr. Fabio subsequently resigned from his positions with us on January 9, 2009. The amount included in the “All Other Compensation” column represents non-employee director fees. Non-employee directors receive quarterly cash compensation of $2,500. Mr. Fabio was not an employee of ours and did not receive additional compensation for the period of time when he served as our CFO. On September 12, 2008, we granted a stock option to Mr. Fabio to purchase, subject to applicable vesting provisions, 50,000 shares of common stock at an exercise price of $0.83 per share. The stock option was to vest in five equal annual installments of 10,000 options each, commencing on September 12, 2009, and annually thereafter. The stock option was further subject to the terms and conditions of a stock option agreement between Mr. Fabio and us. Under the terms of the stock option agreement, the stock option agreement terminated and there was no further vesting of the stock option effective as of the date that the director ceased to be one of our directors. Upon termination of such service, the director would have a specified period of time to exercise vested stock options, if any. The fair value of the stock option granted to Mr. Fabio to purchase 50,000 shares of common stock was estimated at $0.74 each, for a total of $37,000, using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility of 123%, risk-free interest rate of 3.32%, expected life of 6.5 years, and a 0% dividend yield. As of Mr. Fabio’s resignation date of January 9, 2009, none of his stock option was vested. Accordingly, the entire stock option to purchase 50,000 shares of common stock was forfeited pursuant to the terms of the stock option agreement.

Pursuant to Mr. Fabio’s resignation and the forfeiture of his stock option, stock-compensation expense of $4,928 recorded during the fiscal year ended March 31, 2009 was reversed during the quarter ended March 31, 2009.

(6)	This column reflects the dollar amount recognized for financial statement reporting purposes in accordance with applicable SEC rules and guidance and FAS 123R for stock options, which may include amounts from awards made in and prior to the years shown. For information regarding significant factors, assumptions and methodologies used in determining the fair value of our stock options

Grants Of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our Named Executive Officers during the fiscal year ended March 31, 2009. We do not have any non-equity incentive plans and have therefore omitted the corresponding columns.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold (#)	Target (#)	Maximum (#)
Frank J. Fabio (1)	9/12/08	-0- (1)	50,000 (1)	-0-	0.83	37,000

(1)	On September 12, 2008,our Board of Directors appointed Mr. Frank Fabio to the positions of Chief Financial Officer, Secretary and Director. Mr. Fabio subsequently resigned from his positions with us on January 9, 2009. On September 12, 2008, the Board approved a stock option grant to purchase up to 50,000 shares of our common stock, subject to certain vesting requirements, at an exercise price of $0.83 per share. The stock option was to vest in five equal annual installments of 10,000 options each, commencing on September 12, 2009, and annually thereafter. The stock option was further subject to the terms and conditions of a stock option agreement between Mr. Fabio and us. Under the terms of the stock option agreement, the stock option agreement terminated and there was no further vesting of the stock option effective as of the date that the director ceased to be one of our directors. Upon termination of such service, the director would have a specified period of time to exercise vested stock options, if any. The fair value of the stock option granted to Mr. Fabio to purchase 50,000 shares of common stock was estimated at $0.74 each, for a total of $37,000, using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility of 123%, risk-free interest rate of 3.32%, expected life of 6.5 years, and a 0% dividend yield. As of Mr. Fabio’s resignation date of January 9, 2009, none of his stock option was vested. Accordingly, the entire stock option to purchase 50,000 shares of common stock was forfeited pursuant to the terms of the stock option agreement. Pursuant to Mr. Fabio’s resignation and the forfeiture of his stock option, stock-compensation expense of

$4,928 recorded during the fiscal year ended March 31, 2009 was reversed during the quarter ended March 31, 2009.

(2)	The grant date fair value of these options was determined in accordance with FAS 123R, using a Black-Scholes option pricing model. For information regarding significant factors, assumptions and methodologies used in determining the fair value of the our stock options, see Note 7. Stock Options to the Consolidated Financial Statements included in this prospectus. The grant date fair value computed in accordance with FAS 123R was the same as that reported in the table above.

Outstanding Equity Awards At Fiscal-Year End

     As of March 31, 2009, there were no equity awards that have been previously awarded to each of the Named Executive Officers which remained outstanding.

     On October 15, 2008, our Board of Directors appointed Mr. Charles Bell to the positions of President, Chief Executive Officer and Director. Pursuant to an Employment Agreement with Mr. Bell, the Board approved an annual salary of $100,000 and the grant of a stock option to purchase up to 750,000 shares of our common stock, subject to certain vesting requirements, within 60 days of the Employment Agreement. Pursuant to the terms of the Employment Agreement, the stock option was to be effective only upon delivery of a fully executed stock option agreement. Since the grant of the stock option was not finalized nor was the stock option agreement executed and delivered within 60 days of the effective date of the Employment Agreement, the provision allowing for the grant of the stock option to Mr. Bell lapsed pursuant to the terms of the Employment Agreement. Accordingly, we did not record any stock compensation expense related to this stock option.

     During the fiscal year ended March 31, 2009 none of the Named Executive Officers exercised any stock options. As of March 31, 2009, we do not have any outstanding and unvested stock awards to any of the Named Executive Officers.

Employment Agreements

     Except for our agreement with Mr. Bell, there are no employment contracts or agreements between us and any of our directors and officers. We do not have any change-of-control or severance agreements with any of our executive officers or directors. In the event of the termination of employment of the Named Executive Officers any and all unexercised stock options shall expire and no longer be exercisable as of the date of the termination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 18, 2009 by (i) all persons who are known by us to beneficially own more than 5% of the outstanding shares of our common stock, and (ii) by each director, director nominee, and Named Executive Officer and (iii) by all executive officers and directors as a group:

Name and Address of Beneficial Owner	Positions and Offices Held	Number of Shares Beneficially Owned (1)	Percent of Class(1)
Charles Bell (2) 1200 G Street, NW, Suite 800 Washington, DC 20005	President, Chief Executive Officer, Chief Financial Officer and Director	-0-(2)	-0- %

Derek Cooper (3) 1200 G Street, NW, Suite 800 Washington, DC 20005	Director, Former President and Chief Executive Officer	-0- (3)	-0- %

Joanne Stephenson (4) 1200 G Street, NW, Suite 800 Washington, DC 20005	Director	-0- (4)	-0- %

Jatinder Bhogal (5) 1200 G Street, NW, Suite 800 Washington, DC 20005	Director	-0- (5)	-0- %

Harmel S. Rayat (6) 216 – 1628 West 1 Avenue Vancouver, BC V6J 1G1	Stockholder, Former Chief Financial Officer, Director, Secretary and Treasurer	16,379,167(6)	38.8%

Greg O’Reilly (7) 25 Oakland Avenue Jersey City, NJ 07306	Former President, CEO and Director	-0- (7)	-0- %

Frank J. Fabio (8) 670 Broadway Massapequa, NY 11758	Former Chief Financial Officer, Secretary and Director	-0-(8)	-0- %

Ranjit Bhogal (9) 1962 Knox Rd. Vancouver, British Columbia, V6T 1S6	Stockholder	4,950,000(9)	11.7%

Jeet Sidhu (10) 5667 Sunrise Crescent West Surrey, British Columbia, V3S 7M4	Stockholder	3,000,000 (10)	7.1%

Kundan Rayat 54-8533 Cumberland Pl Burnaby, British Columbia, V6B 6E4	Stockholder	3,120,000	7.4%

All Directors and Officers as a Group (4 persons)		-0-	-0 - %

(1)

Calculated pursuant to rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 42,249,166 shares of common stock issued and outstanding on a fully diluted basis as of May 18, 2009. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days of May 18, 2009 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2)

On October 15, 2008, the Company appointed Mr. Charles Bell to the positions of President, Chief Executive Officer and Director. Pursuant to an Employment Agreement with Mr. Bell, the Board approved an annual salary of $100,000 and the grant of a stock option to purchase up to 750,000 shares of our common stock, subject to certain vesting requirements, within 60 days of the Employment Agreement. Pursuant to the terms of the Employment Agreement, the stock option was to be effective only upon delivery of a fully executed stock option agreement. Since the grant of the stock option was not finalized nor was the stock option agreement executed and delivered within 60 days of the effective date of the Employment Agreement, the provision allowing for the grant of the stock option to Mr. Bell lapsed pursuant to the terms of the Employment Agreement. Accordingly, we did not record any stock compensation expense related to this stock option.

(3)	Mr. Cooper resigned as an officer of the Company on August 1, 2008.

(4)

On September 12, 2008, we granted a stock option to Ms. Stephenson permitting her to purchase, subject to applicable vesting provisions, 50,000 shares of common stock at an exercise price of $0.83 per share. Each stock option vests in five equal annual installments of 10,000 options each, commencing on September 12, 2009, and annually thereafter. The stock option is further subject to the terms and conditions of a stock option agreement between Ms. Stephenson and us. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of the stock option effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any.

As of May 18, 2009 and within 60 days of May 18, 2009, none of the vesting requirements of the 50,000 stock options will be met and thus none of the 50,000 stock options were exercisable. Thus, they are excluded from the beneficial ownership table above.

(5)

On October 15, 2008, we granted a stock option to Mr. Bhogal permitting him to purchase, subject to applicable vesting provisions, 50,000 shares of our common stock at an exercise price of $0.40 per share. Each stock option vests in five equal annual installments of 10,000 options each, commencing on October 15, 2009, and annually thereafter. The stock option is further subject to the terms and conditions of a stock option agreement between Mr. Bhogal and us. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of the stock option effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any.

As of May 18, 2009 and within 60 days of May 18, 2009, none of the vesting requirements of the 50,000 stock options will be met and thus none of the 50,000 stock options were exercisable. Thus, they are excluded from the beneficial ownership table above.

(6)	Represents shares owned by 1420525 Alberta Ltd., a private Alberta corporation wholly owned by Mr. Rayat. Mr. Rayat resigned as a Director and officer of the Company on September 10, 2008.

(7)	Mr. O’Reilly was appointed to the positions of President and CEO on August 1, 2008 to fill the vacancy created by the resignation of Mr. Cooper. Pursuant to an Employment Agreement with Mr. O’Reilly, the Board approved an annual salary of $100,000 and the grant of a stock option to purchase up to 750,000 shares of our common stock, subject to certain vesting requirements within 60 days of the Employment Agreement. On October 15, 2008, Mr. O’Reilly resigned his positions with the Company, for health related reasons. As of Mr. O’Reilly’s resignation date, we had not granted or executed the stock option agreement with Mr. O’Reilly

(8)	On September 12, 2008, the Company appointed Mr. Frank Fabio to the positions of Chief Financial Officer, Secretary and Director. Mr. Fabio subsequently resigned from his positions with the Company on January 9, 2009. On September 12, 2008, the Board approved a stock option grant to purchase up to 50,000 shares of our common stock, subject to certain vesting requirements, at an exercise price of $0.83 per share. The stock option was to vest in five equal annual installments of 10,000 options each, commencing on September 12, 2009, and annually thereafter. The stock option was further subject to the terms and conditions of a stock option agreement between Mr. Fabio and us. Under the terms of the stock option agreement, the stock option agreement terminated and there was no further vesting of the stock option effective as of the date that the director ceased to be a director of the Company. Upon termination of such service, the director would have a specified period of time to exercise vested stock options, if any. As of Mr. Fabio’s resignation date of January 9, 2009, none of his stock option was vested. Accordingly, the entire stock option to purchase 50,000 shares of common stock was forfeited pursuant to the terms of the stock option agreement

(9)	Represents a stock option granted on June 10, 2005 to purchase 4,950,000 shares of our common stock at an exercise price of $0.13 per share. The stock option expires on June 10, 2015. The stock option is fully vested and exercisable as of May 18, 2009.

(10)	Represents a stock option granted on June 10, 2005 to purchase 3,000,000 shares of our common stock at an exercise price of $0.13 per share. The stock option expires on June 10, 2015. The stock option is fully vested and exercisable as of May 18, 2009.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Related Party Transactions

Salaries and benefits

     During the year ended March 31, 2009 we incurred $26,781 in cash wages and benefits expense for services rendered by Mr. Greg O’Reilly, our former President, Chief Executive Officer, and. Mr. O’Reilly resigned from all executive and Board positions effective October 15, 2008. Upon Mr. O’Reilly’s resignation, our Board of Directors simultaneously appointed Mr. Charles Bell as our President, Chief Executive Officer and Director. During the year ended March 31, 2009, we incurred $51,824 in cash wages and benefits expense for services rendered by Mr. Bell.

     On October 15, 2008, pursuant to an Employment Agreement between us and Mr. Bell, we agreed to grant a stock option to Mr. Bell within 60 days of the Employment Agreement to purchase 750,000 shares of common stock. Pursuant to the terms of the Employment Agreement, the stock option was to be effective only upon delivery of a fully executed stock option agreement. Since the grant of the stock option was not finalized nor was the stock option agreement executed and delivered within 60 days of the effective date of the Employment Agreement, the provision allowing for the grant of the stock option to Mr. Bell lapsed pursuant to the terms of the Employment Agreement. Accordingly, we did not record any stock compensation expense related to this stock option.

Director Fees

     During the years ended March 31, 2009 and 2008, we incurred $32,527 and $4,700 in non-employee director fees. Included in this amount for the year ended March 31, 2009 is $12,235 of stock-based compensation expense for options previously granted and vesting over time.

Accrued management fees

     During the year ended March31, 2009, we repaid $162,945 accrued in previous periods for management services provided by two directors in previous years.

     All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

DESCRIPTION OF SECURITIES

General

     We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock having a par value of $0.01 per share.

     As of March 31, 2009, a total of 42,249,166 shares of our common stock were issued and outstanding; no shares of preferred stock were issued and outstanding. All of the outstanding and issued capital stock is, and will be, fully paid and non-assessable.

Common Stock

     The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

     Our Articles of Incorporation vests our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

     Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class. There are no shares of preferred stock issued and outstanding.

Warrants

     There are currently 2,883,334 Series B Warrants issued and outstanding. Each Series B Warrant gives its holder the right to purchase one share of common stock for $0.60. The Series B Warrants expire on April 17, 2010.

Options

     As of March 31, 2009, 8,050,000 stock options were outstanding under our 2002 Plan and 11,900,000 shares were available for future grants under our 2002 Plan. Holders of options do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options. The number of shares of common stock for which these options are exercisable and the exercise price of these options are subject to proportional adjustment for stock splits and similar changes affecting our common stock. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options.

Registration Rights

     Except for the registration rights with respect to the shares registered pursuant to the Registration Statement of which this Prospectus is part, we have not granted any registration rights to any person.

Shares Eligible for Future Sale

     Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

     Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

     At the date of this prospectus, we have outstanding 42,249,166 shares of common stock. Of these shares, 13,070,000 are freely tradable by persons other than our affiliates, without restriction under the Securities Act; and 29,179,166 shares (inclusive of the 5,799,999 shares registered pursuant to the registration statement of which this prospectus is part) are restricted securities within the meaning of Rule 144 under the Securities Act and may not be sold unless an exemption from the registration requirements of the Securities Act is available (including Rule 144).

As of March 31, 2009, 16,379,167 shares were held by 1420525 Alberta Ltd., a private corporation the sole shareholder of which is Mr. Harmel S. Rayat, our former chief financial officer and director; the shares owned by 1420525 Alberta Ltd may only be sold publicly pursuant to Rule 144 to the extent available.

     In general, under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater.

     Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without regard to any of the volume limitations described above. This provision may apply as early as October 18, 2008 to the 4,000,000 shares issued in the Private Placement.

     The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

SELLING STOCKHOLDERS

     The following table presents information regarding the Selling Stockholders. The percentage of outstanding shares beneficially owned is based on 42,249,166 shares of common stock issued and outstanding on March 31, 2009. Information with respect to beneficial ownership is based upon information provided to us by the Selling Stockholders. Except as may be otherwise described below, to the best of our knowledge, the named Selling Shareholder beneficially owns and has sole voting and investment authority as to all of the shares set forth opposite his name, none of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.

Name of Selling Stockholders (1)	No. of Shares Beneficially Owned Prior to the Offering(2)	Percentage of Issued and Outstanding Shares Owned Prior to the Offering	Number of Shares To Be Sold In This Offering	Percentage of Shares To Be Owned After the Offering
Michael and Betsy Brauser Tenants by Entirety	2,000,000	4.73%	2,000,000	0%
Edwin W. Colman Children’s Trust(3)	666,666	1.58%	666,666	0%
HUG Funding LLC(4)	833,334	1.97%	833,334	0%
GRQ Consultants Defined Benefit Pension Plan(5)	1,666,666	3.95%	1,666,666	0%
Jeffrey McLaughlin	63,334	0.15%	63,334	0%
Continental American Resources, Inc.(6)	240,000	0.57%	240,000	0%
Alpha Capital Anstalt (7)(12)	333,333	0.79%	333,333	0%
Ellis International Ltd. (8)(12)	166,667	0.39%	166,667	0%
Momona Capital LLC (9)(12)	83,333	0.20%	83,333	0%
Palladium Capital Advisors, LLC(10)	100,000	0.24%	100,000	0%
Frances Petryshen	30,000	0.07%	30,000	0%
Whalehaven Capital Fund Limited(11)	2,500,000	4.90%	2,500,000	0%
Total	8,683,333	19.54%	8,683,333	0%

(1) Except as otherwise noted in the notes to this table, to the best of our knowledge, the Selling Stockholders have not had a short position in our common stock; is not a broker-dealer or an affiliate of a broker-dealer (a broker-dealer may be a record holder); has not held any position or office, or has had any material relationship with us or any of our affiliates within the past three years. The Selling Stockholders and any broker-dealers or agents that are involved in selling these shares are deemed to be underwriters within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

(2) This amount includes the maximum number of shares issuable under the terms of the Series B Warrants. In accordance with the terms of the Series B Warrants a holder shall not have the right to exercise any portion of the Series B Warrant to the extent that after giving effect to such exercise the holder (together with the holder’s affiliates, and any other person or entity acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.9% of our issued and outstanding stock.

(3) Robert S. Colman is the trustee of the Edwin W. Colman Children’s Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(4) Mr. Daniel Saks is the Managing Member of HUG Funding LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(5)	Mr. Barry Honig has voting and depositor authority.

(6)	Mr. Carl Suter is the President of Continental American Resources, Inc. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(7) Mr. Konrad Ackermann is Director of Alpha Capital Anstalt and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(8) Mr. Wilhelm Unger is the Director of Ellis International Ltd., and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(9) Mr. Arie Rabinowitz is the President of Momona Capital, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(10) These shares represent the shares issuable upon exercise of the Series B Warrants issued to Palladium Capital Advisors LLC. Mr. Joel Padowitz is the CEO of Palladium Capital Advisors, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. The Commission Shares issued to Palladium Capital Advisors, Ltd. have not been registered for resale.

(11) Mr. Michael Finkelstein is an Investment Manager of Whalehaven Capital Master Fund and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(12) These shares were not acquired as part of the Private Placement.

     The Selling Stockholders may offer and sell, from time to time, any or all of our common stock issued to them. Because the Selling Stockholders may offer all or only some portion of the 8,683,333 shares of common stock registered, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the Selling Stockholders upon termination of the offering. We can only make estimates and assumptions. The number of shares listed in the category entitled “Percentage of Issued and Outstanding Shares Owned After the Offering,” in the table above, represent an estimate of the number of shares of common stock that will be held by the Selling Stockholders after the offering. To arrive at this estimate, we have assumed that the Selling Stockholders will sell all of the shares to be registered pursuant to this offering. Please refer to “Plan of Distribution.”

     Other than the relationships described in the table and footnotes, none of the Selling Stockholders had or have any material relationship with our company or any of its affiliates within the past three years. None of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

     We may require the Selling Stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. However, under the terms of the Series B Warrants a holder shall not have the right to exercise any portion of the Series B Warrant to the extent that after giving effect to such exercise the holder (together with the holder’s affiliates, and any other person or entity acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.9% of our’s issued and outstanding stock. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on March 31, 2009. Please refer to “Plan of

Distribution.”

     On April 17, 2008, the date we consummated the Private Placement, the share price of our common stock as reported on the OTCBB was $1.70 per share; accordingly, at a per share purchase price of $0.60 per share, reflecting a 65% discount to market. The following table sets forth the potential profit (based on the discount to market) each Investor could realize, as of such date, based on the discounted purchase price:

Selling Security Holder	Market Price per Share of Common Stock on April 17, 2008	Aggregate Number of Shares Acquired	Combined Market Price of Shares	Aggregate Purchase Price of Shares	Total Possible Discount to Market Price
HUG Funding LLC	$1.70	416,667	$708,334	$250,000	$458,334
Frances Petryshen	$1.70	15,000	$25,500	$9,000	$16,500
Jeffrey McLaughlin	$1.70	31,667	$53,834	$19,000	$34,834
Edwin W. Colman Children’s Trust	$1.70	333,333	$566,666	$200,000	$366,666
Michael and Betsy Brauser Tenants by Entirety	$1.70	1,000,000	$1,700,000	$600,000	$1,100,000
Whalehaven Capital Fund Limited	$1.70	1,250,000	$2,125,000	$750,000	$1,375,000
Continental American Resources, Inc.	$1.70	120,000	$204,000	$72,000	$132,000
GRQ Consultants Defined Benefit Pension Plan	$1.70	833,333	$1,416,666	$500,000	$916,666

     The following table shows the total possible profit (based on the discount to market) as of April 17, 2008 to be realized as a result of the exercise of Series B Warrants that were acquired by and are held by the Selling Stockholders or any affiliates of the Selling Stockholders.

Selling Security Holder	Market Price per Share of Common Stock on April 17, 2008	Exercise price of Series B Warrants	Aggregate Shares Underlying Warrants	Combined Market Price of Shares Underlying Warrants	Aggregate Price of Shares Underlying Warrants	Total Possible Discount to Market Price
HUG Funding LLC	$1.70	$0.60	416,667	708,334	$250,000	$458,334
Frances Petryshen	$1.70	$0.60	15,000	$25,500	$9,000	$16,500
Jeffrey McLaughlin	$1.70	$0.60	31,667	$53,834	$19,000	$34,834
Edwin W. Colman Children’s Trust	$1.70	$0.60	333,333	$566,666	$200,000	$366,666
Michael and Betsy Brauser Tenants by Entirety	$1.70	$0.60	1,000,000	$1,700,000	$600,000	$1,100,000
Whalehaven Capital Fund Limited	$1.70	$0.60	1,250,000	$2,125,000	$750,000	$1,375,000
Continental American Resources, Inc.	$1.70	$0.60	120,000	$204,000	$72,000	$132,000
GRQ Consultants Defined Benefit Pension Plan	$1.70	$0.60	833,333	$1,416,666	$500,000	$916,666

PLAN OF DISTRIBUTION

     Each Selling Stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over the Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
  a combination of any such methods of sale; or
  any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

     In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS; INSURANCE

     Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  any breach of their duty of loyalty to the corporation or its shareholders;
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law unlawful payments of dividends or unlawful stock repurchases or redemptions; or
  any transaction from which the director derived an improper personal benefit.

     Our Bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

     There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

     Insofar as an indemnification for liabilities arising under the Securities Act, may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission each indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been our directors or officers or of our subsidiaries. Our articles of incorporation provide that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for by Sierchio & Company, LLP, New York, New York.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

EXPERTS

     The financial statements for the years ended March 31, 2009 and 2008 included in this prospectus have been audited by Peterson Sullivan LLP., an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

     We file current, quarterly and annual reports with the SEC on forms 8-K, 10-Q and 10-K. Our filings may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.

     For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

INDEX
TO
FINANCIAL STATEMENTS
INTERNATIONAL ENERGY, INC.

AUDITED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1
CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2009 AND 2008	F-2
CONSOLIDATED STATEMENTS OF OPERATIONS FOR YEARS ENDED MARCH 31, 2009 AND 2008 AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2009	F-3
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2009	F-4
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED MARCH 31, 2009 AND 2008 AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2009	F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-7 TO F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
International Energy, Inc.
Washington, DC

We have audited the accompanying consolidated balance sheets of International Energy, Inc. and Subsidiaries (a development stage company) ("the Company") as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended March 31, 2009 and 2008, and for the period from November 6, 1998 (date of inception) to March 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Energy, Inc. and Subsidiaries (a development stage company) as of March 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, and for the cumulative period from November 6, 1998 (inception) to March 31, 2009, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

June 5, 2009

INTERNATIONAL ENERGY, INC.
(Formerly "e.Deal.net, Inc.")
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
MARCH 31, 2009 AND 2008
(Expressed in U.S. Dollars)

	March 31,	March 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$1,248,746	$797,725
Other current assets	13,558	-
Total current assets	1,262,304	797,725

Total assets	$1,262,304	$797,725
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$26,029	$-
Accrued liabilities	29,835	83,750
Accrued management fees - related party	-	162,945
Total current liabilities	55,864	246,695
Commitments and Contingencies
STOCKHOLDERS' EQUITY
Stockholders' equity
Preferred stock: $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2009 and 2008	-	-
Common stock: $0.001 par value; 100,000,000 shares authorized, 42,249,166 and 36,932,500 shares issued and outstanding at March 31, 2009 and 2008	42,249	36,933
Additional paid-in capital	4,490,515	1,353,596
Common stock issuable	-	1,259,000
Deficit accumulated during the development stage	(3,326,324)	(2,098,499)

Total stockholders' equity	1,206,440	551,030

Total liabilities and stockholders' equity	$1,262,304	$797,725

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(Formerly "e.Deal.net, Inc.")
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2009 and 2008
AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2009
(Expressed in U.S. Dollars)

	Year Ended March 31,		From Inception (November 6, 1998) to March 31,
	2009	2008	2009

Revenue	$-	$-	$-

Operating expenses
Investor relations	552,900	227,000	779,900
Director fees - related party	32,527	4,700	248,795
Research and development	136,158	89,505	225,663
Professional fees	149,961	47,098	415,909
Salaries and benefits	205,326	-	1,140,329
Website fees - related party	-	-	48,050
Write off of oil, gas and mineral leases	-	-	112,000
Other operating expenses	159,109	16,843	306,625

Total operating expenses	1,235,981	385,146	3,277,271

Operating loss	(1,235,981)	(385,146)	(3,277,271)

Other income (expense)
Interest income	17,769	2,893	34,713
Interest expense	(195)	(29,686)	(77,480)
Loss on disposal of fixed assets	(9,800)	-	(9,800)
Foreign exchange gain	382	5	3,514
Total other income (expense)	8,156	(26,788	(49,053)

Net loss	$ (1,227,825)	$(411,934)	$(3,326,324)

Net loss per common share - basic and diluted	$(0.03)	$(0.01)

Weighted average number of common shares outstanding - basic and diluted	41,785,513	36,949,788

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(Formerly "e.Deal.net, Inc.")
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2009
(Expressed in U.S. Dollars)

	Common Stock		Additional Paid-in Capital	Common Stock Issuable	Deficit Accumulated During the Development Stage	Total Stockholders' Equity (Deficit)

	Shares	Amount
Inception, November 6, 1998	-	$-	$-	$-	$-	$-

Common stock issued at $0.001 per share
to a related party for management services	20,000,000	20,000	(15,000)	-	-	5,000

Common stock issued for cash at $0.25 per
share during fiscal year ended March 31, 1999	1,360,000	1,360	83,640	-	-	85,000

Loss, inception (November 6, 1998)
to March 31, 1999	-	-	-	-	(7,470)	(7,470)

Balance, March 31, 1999	21,360,000	21,360	68,640	-	(7,470)	82,530

Loss, year ended March 31, 2000	-	-	-	-	(16,185)	(16,185)

Balance, March 31, 2000	21,360,000	21,360	68,640	-	(23,655)	66,345

Loss, year ended March 31, 2001	-	-	-	-	(171,793)	(171,793)

Balance, March 31, 2001	21,360,000	21,360	68,640	-	(195,448)	(105,448)

Common stock issued for cash at $0.10 per
share, October 17, 2001	10,000,000	10,000	240,000	-	-	250,000

Loss, year ended March 31, 2002	-	-	-	-	(144,541)	(144,541)

Balance, March 31, 2002	31,360,000	31,360	308,640	-	(339,989)	11

Common stock issued to a related
party for services rendered at $0.08 per
share, August 5, 2002	2,402,500	2,403	45,647	-	-	48,050

Common stock issued to a related
party for services rendered at $0.08 per
share, August 5, 2002	1,200,000	1,200	22,800	-	-	24,000

Cancellation of previously issued
common stock, February 4, 2003	(1,200,000)	(1,200)	(22,800)	-	-	(24,000)

Loss, year ended March 31, 2003	-	-	-	-	(149,933)	(149,933)

Balance, March 31, 2003	33,762,500	33,763	354,287	-	(489,922)	(101,872)

Loss, year ended March 31, 2004	-	-	-	-	(70,132)	(70,132)

Balance, March 31, 2004	33,762,500	33,763	354,287	-	(560,054)	(172,004)

Loss, year ended March 31, 2005	-	-	-	-	(59,494)	(59,494)

Balance, March 31, 2005	33,762,500	33,763	354,287	-	(619,548)	(231,498)

Common stock issued upon exercise of
warrants, at $0.05 per share, June 9, 2005
and June 30, 2005	3,120,000	3,120	152,880	-	-	156,000

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(Formerly "e.Deal.net, Inc.")
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2009
(Expressed in U.S. Dollars)

	Common Stock		Additional Paid-in Capital	Common Stock Issuable	Deficit Accumulated During the Development Stage	Total Stockholders' Equity (Deficit)

	Shares	Amount
Common stock issued upon exercise of stock option, at $0.13 per share, October 7, 2005	50,000	50	6,450	-	-	6,500

Stock based compensation expense	-	-	785,536	-	-	785,536

Loss, year ended March 31, 2006	-	-	-	-	(842,155)	(842,155)

Balance, March 31, 2006	36,932,500	36,933	1,299,153	-	(1,461,703)	(125,617)

Stock based compensation expense	-	-	54,443	-	-	54,443

Loss, year ended March 31, 2007	-	-	-	-	(224,862)	(224,862)

Balance, March 31, 2007	36,932,500	36,933	1,353,596	-	(1,686,565)	(296,036)

Common stock issuable in March 2008	-	-	-	1,259,000	-	1,259,000

Loss, year ended March 31, 2008	-	-	-	-	(411,934)	(411,934)

Balance, March 31, 2008	36,932,500	36,933	1,353,596	1,259,000	(2,098,499)	551,030

Common stock and warrants issued for cash
and placement fees in April 2008	4,100,000	4,100	2,395,900	(1,259,000)	-	1,141,000

Stock based compensation expense	-	-	12,235	-	-	12,235

Common stock issued upon exercise of
warrants, at $0.60 per share in May 2008	1,216,666	1,216	728,784	-	-	730,000

Loss, year ended March 31, 2009	-	-	-	-	(1,227,825)	(1,227,825)

Balance, March 31, 2009	42,249,166	$42,249	$4,490,515	$-	$(3,326,324)	$1,206,440

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(Formerly "e.Deal.net, Inc.")
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2009
(Expressed in U.S. Dollars)

Year Ended March 31,			From Inception (November 6, 1998) to March 31,
	2009	2008	2009

Cash flows from operating activities
Net loss	$(1,227,825)	$(411,934)	$(3,326,324)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	595	219	6,268
Common stock issued for services	-	-	53,050
Stock based compensation expense	12,235	-	852,214
Loss on disposal of fixed assets	9,800	-	9,800
Write off of oil, gas and mineral leases	-	-	112,000
Change in operating assets and liabilities:
Decrease (increase) in other current assets	(13,558)	27	(13,558)
Increase (decrease) in accounts payable	26,029	(499)	26,029
Increase (decrease) in accrued liabilities	(53,915)	81,250	29,835
Decrease in accrued management fees -related party	(162,945)	-	-
Decrease in accrued interest -related party	-	(43,869)	-
Net cash used in operating activities	(1,409,584)	(374,806)	(2,250,686)

Cash flows from investing activities
Purchase of property and equipment	(10,395)	-	(16,068)
Purchase of oil, gas and mineral leases	-	-	(112,000)
Net cash used in investing activities	(10,395)	-	(128,068)

Cash flows from financing activities
Common stock issuable	-	1,259,000	-
Proceeds from issuance of common stock and warrants	1,871,000	-	3,627,500
Proceeds from loans from related party	-	400,000	510,000
Repayment of loans from related party	-	(510,000)	(510,000)
Net cash provided by financing activities	1,871,000	1,149,000	3,627,500

Increase in cash and cash equivalents	451,021	774,194	1,248,746

Cash and cash equivalents at beginning of period	797,725	23,531	-

Cash and cash equivalents at end of period	$1,248,746	$797,725	$1,248,746

Supplemental disclosure of cash flow information:
Interest paid in cash	$195	$73,555	$77,480
Income tax paid in cash	$-	$-	$-

Non-cash investing and financing activities:
Issuance of common stock and warrants for commission	$60,000	$-	$60,000

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(Formerly “e.Deal.net, Inc.”)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2009
(Expressed in U.S. dollars)

Note 1. Organization and Nature of Operations

International Energy, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.,” with an authorized capital of 100,000,000 shares of common stock, par value of $0.001 per share, and 1,000,000 preferred stock, par value of $0.01. On June 20, 2005, the Company amended its Articles of Incorporation to effect a change of name to International Energy, Inc.

On June 9, 2005, the Company incorporated two wholly owned subsidiaries; International Energy Corp. and e.Deal Enterprises Corp. Both subsidiaries are incorporated under the laws of the State of Nevada.

The Company was initially incorporated for the purpose of providing a platform for providing automotive information to, and connecting, buyers and sellers of pre-owned automobiles through the Internet. The Company was not successful in its efforts and ceased providing online automotive information in 2005 through e.Deal Enterprises Corp. The assets and liabilities, the results of operations, and cash flows related to e.Deal Enterprises Corp. were not classified as discontinued operations as the amounts were not significant.

Through International Energy Corp., the Company was involved in the investigation, acquisition and exploration for petroleum and natural gas in various parts of the United States and Canada. From November 2006 through August 31, 2007, the Company focused solely on petroleum and natural gas exploration. Although the Company acquired exploration rights under land leases located in the State of Utah, it was unable to successfully implement its proposed exploration program due to its inability to secure adequate drilling rigs and equipment as well as qualified personnel. The Company determined that its primary focus should remain on energy and therefore, beginning in September 2007, the Company redirected its focus from oil and gas exploration to the acquisition, development and commercialization of alternative renewable energy technologies. The assets and liabilities, the results of operations, and cash flows related to petroleum and natural gas exploration were not classified as discontinued operations as the amounts were not significant.

On September 17, 2007, the Company commenced the development and acquisition of these technologies through International Energy Corp., by entering into a research agreement with The Regents of the University of California (“UOC”) (the “UOC Research Agreement”) in the area of algal biochemistry and photosynthesis. The goal of the UOC Research Agreement is to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. These hydrocarbons are derived directly from the photosynthesis of the green microalgae.

Note 2. Going Concern Uncertainties

The Company faces all the risks common to companies that are relatively new, including under capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. The Company is a development stage company, has an accumulated deficit of $3,326,324 as of March 31, 2009, and does not have positive cash flows from operating activities. Additionally, the Company has expended a significant amount of cash in developing its technologies. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management recognizes that in order to meet the Company’s capital requirements, and continue to operate, additional financing will be necessary. The Company expects to raise additional funds through private or public equity investments in order to expand the range and scope of its business operations. The Company will seek access to private or public equity but there is no assurance that such additional funds will be available for the Company to finance its operations on acceptable terms, if at all. If the Company is unable to raise additional capital or generate positive cash flow, it is unlikely that the Company will be able to continue as a going concern.

The Company’s consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and include the accounts of International Energy, Inc., and its subsidiaries, International Energy Corp. and e.Deal Enterprises Corp. All significant intercompany transactions and accounts have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where management uses subjective judgment include valuation of equity instruments. Actual results may differ from those estimates and assumptions.

Reclassifications

Certain reclassifications have been made to prior fiscal year amounts or balances to conform to the presentation adopted in the current fiscal year.

Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. The Company did not have any cash equivalents at March 31, 2009 and 2008. At times, cash deposits may exceed federally insured limits.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable in accordance with the guidance established in Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Foreign Operations and Foreign Currency Translation

The functional currencies of the Company’s international subsidiaries are the local currency of the country in which the subsidiary is located. Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to accumulated other comprehensive income. Revenues and expenses of the Company’s consolidated foreign operations are translated at the average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in foreign exchange gain or loss.

.1 Research and Development

Research and development costs are expensed when incurred, except for nonrefundable advance payments for future research and development activities which are capitalized and recognized as expense as the related services are performed. During the years ended March 31, 2009 and 2008, the Company incurred $136,158 and $89,505 on research and development activities.

Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.

The carrying value of cash and cash equivalents, accounts payable, and accrued liabilities approximate their fair value because of the short-term nature of these instruments. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

.A Stock-Based Compensation

The Company accounts for stock-based compensation under SFAS No. 123(R) “Share-Based Payment (as amended),” which requires companies to measure all employee stock-based compensation awards using a fair value method on the date of grant and recognize such expense in its consolidated financial statements over the requisite service period. The Company uses the Black-Scholes pricing model to determine the fair value of stock-based compensation awards on the date of grant. The Black-Scholes pricing model requires management to make assumptions regarding the warrant and option lives, expected volatility, and risk free interest rates. See Note 7. Stock Options for additional information on the Company’s stock-based compensation plan.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carry-forwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized.

The Company accounts for unrecognized tax benefits in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (FIN 48). See Note 11. Income Taxes for further discussion.

Net Loss per Common Share

The computation of basic net loss per common share is based on the weighted average number of shares that were outstanding during the year. The computation of diluted net loss per common share is based on the weighted average number of shares used in the basic net loss per share calculation plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method for shares subject to stock options and warrants. See Note 4. Net Loss Per Share for further discussion.

Segment Reporting

The Company’s business is considered as operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated, the availability of separate financial results and materiality considerations.

Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement 157” (FSP 157-2), which allows for the deferral of the adoption date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company is required to adopt SFAS 157 for the assets and liabilities within the scope of FSP 157-2 on April 1, 2009, the beginning of its fiscal year 2010. The Company does not expect the adoption of SFAS 157 for non-financial assets and liabilities to have a material impact on the Company’s consolidated financial statements. In October 2008, the FASB issued SFAS Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3), which clarifies the application of SFAS 157 when the market for a financial asset is inactive. The guidance in FSP 157-3 was effective immediately and did not have a material effect on the Company’s consolidated financial statements.

In June 2008, the FASB ratified EITF Issue No. 07-5, "Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock" (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any, EITF 07-5 will have on its consolidated financial statements.

In June 2008, the FASB issued Staff Position EITF 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-06-1). FSP EITF 03-06-1 provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method in SFAS No. 128, “Earnings per Share.” FSP EITF 03-06-1 must be adopted for reporting periods beginning after December 15, 2008. FSP EITF 03-06-1 did not have any impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin No 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company must adopt SFAS 160 on April 1, 2009, the beginning of its fiscal year 2010. The Company does not expect the application of SFAS No. 160 to have a material effect on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (SFAS 141R), which establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company must adopt SFAS 141R on April 1, 2009, the beginning of its fiscal year 2010. The Company does not expect the application of SFAS 141R to have a material effect on its consolidated financial statements.

Note 4. Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value, when applicable. As the Company had a net loss in each of the periods presented, basic and diluted net loss per share are the same.

Excluded from the computation of diluted net loss per share for the years ended March 31, 2009 and 2008, because their effect would be antidilutive, are stock options and warrants to acquire 10,933,334 and 14,830,000 shares of common stock with weighted-average exercise prices of $0.26 and $0.09 per share.

For purposes of earnings per share computations, shares of common stock that are issuable at the end of a reporting period are included as outstanding.

Following is the computation of basic and diluted net loss per share for the years ended March 31, 2009 and 2008:

	Year Ended March 31,
	2009	2008

Numerator - net loss	$(1,227,825)	$(411,934)

Denominator - weighted average number of common shares outstanding - basic and diluted	41,785,513	36,949,788

Basic and diluted net loss per common share	$(0.03)	$(0.01)

Note 5. UOC Research Agreement

On September 17, 2007, International Energy, Inc., through its wholly owned subsidiary, International Energy Corp., entered into a Research Agreement with The Regents of the University of California (“UOC”) (the “UOC Research Agreement”) in the area of algal biochemistry and photosynthesis aiming to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. The contract is for a period of two years until September 16, 2009. The Company can negotiate with UOC for a license at commercially reasonable royalty rates and license fees to commercialize the related products. The Company has the right to apply for a patent on any invention made through the research. The Company has agreed to pay a total of $238,680 to UOC for the support of research, payable in equal installments of $29,835 each on a quarterly basis.

As of March 31, 2009, the Company has paid a total of $179,010 and accrued an additional $29,835 related to the UOC Research Agreement. In addition to contractual obligations pursuant to the UOC Research Agreement, the Company reimbursed UOC $10,958 during the year ended March 31, 2009 for other out-of-pocket costs that are included in research and development expense.

Note 6. Capital Stock

Preferred Stock

At March 31, 2009, there were 1,000,000 shares of preferred stock having a par value of $0.01 per share authorized, of which no shares were issued and outstanding. The Board of Directors has the authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation. Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class.

Common Stock

On April 17, 2008, the Company completed a $2,400,000 self directed private placement (the “2008 Private Placement”). The 2008 Private Placement consisted of the sale of 4,000,000 units (the "Units") at a price of $0.60 per Unit. Each Unit consisted of one share (collectively “Unit Shares”) of the Company’s common stock and one Series B Warrant to purchase a share of common stock at $0.60 per share for a period of two years from the date of issuance. In connection with the 2008 Private Placement, the Company agreed to file a registration statement for the purpose of registering the Unit Shares and the shares issuable upon the exercise of the Series B Warrants, for resale by the Investors. On December 31, 2008, in response to a comment letter received from the Securities and Exchange Commission (the “SEC”) dated July 17, 2008, the Company filed a Form S-1/A Pre-Effective Registration Statement (the “Registration Statement”) with the SEC to register the Unit Shares and additional shares held by certain selling stockholders in private transactions. As of the date of this report, the Registration Statement was not effective.

The terms of the Series B Warrants that were issued pursuant to the 2008 Private Placement contain a provision such that upon subsequent equity sales of common stock or common stock equivalents at an effective price per share (the “Base Share Price”) less than the $0.60 exercise price per share of the Series B Warrants then the exercise price of the Series B Warrants shall be reduced to the Base Share Price and the number of Series B Warrants shall be increased such that the aggregate exercise price payable, after taking into account the decrease in the exercise price shall be equal to the aggregate exercise price prior to such adjustment. The potential adjustment to the Series B Warrants exercise price and number of underlying shares of common stock results in a settlement amount that does not equal the difference between the fair value of a fixed number of the Company’s common stock and a fixed exercise price. Accordingly, the Series B Warrants fall under the scope of EITF 07-5 pursuant to which the Series B Warrants are not considered indexed to the Company’s own stock and do not meet the scope exception in paragraph 11(a) of FASB 133 and therefore need to be accounted for as a derivative, effective April 1, 2009, the beginning of the Company’s fiscal year 2010. As of March 31, 2009 the Company has not sold any shares of common stock or common stock equivalents that would result in an adjustment to the exercise price or number of shares of common stock underlying the Series B Warrants.

In connection with the 2008 Private Placement, the Company paid a commission of 100,000 Units (the “Commission Units”) to one registered broker dealer. The Commission Units do not have any registration rights but otherwise have the same terms and conditions as the Units.

The fair value of the 4,100,000 Series B Warrants as calculated using the Black-Scholes model was $5,330,000. The proceeds from the 2008 Private Placement allocated to the Series B Warrants were $1,066,000.

Note 7. Stock Options

On September 30, 2002, the stockholders of the Company approved its 2002 Incentive Stock Plan (the “2002 Plan”), which has 20,000,000 shares reserved for issuance thereunder, all of which were registered under Form S-8 on August 24, 2005. The 2002 Plan provides shares available for options granted to employees, directors and others. The options granted to employees under the Company’s 2002 Plan generally vest over one to five years or as otherwise determined by the plan administrator. Options to purchase shares expire no later than ten years after the date of grant.

The grant date fair value of stock options is based on the price of a share of the Company’s common stock on the date of grant. In determining grant date fair value of stock options, the Company uses the Black-Scholes option pricing model. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a bond with a similar term. The Company does not anticipate declaring dividends in the foreseeable future. Volatility is calculated based on the historical weekly closing stock prices for the same period as the expected life of the option. As permitted by SAB 107, the Company uses the “simplified” method for determining the expected term of its “plain vanilla” stock options. SFAS 123R also requires that the Company recognize compensation expense for only the portion of stock options that are expected to vest. Therefore, the Company applies an estimated forfeiture rate that is derived from historical employee termination data and adjusted for expected future employee turnover rates. To date, the Company has experienced minimal forfeitures, which did not impact the fair value of the stock option grants. If the actual number of forfeitures differs from those estimated by the Company, additional adjustments to compensation expense may be required in future periods. The Company’s stock price volatility, option lives and expected forfeiture rates involve management’s best estimates at the time of such determination, all of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

Stock Option Grants

On October 15, 2008, pursuant to an Employment Agreement between the Company and Mr. Bell, the Company’s President and Chief Executive Officer, the Company agreed to grant a stock option to Mr. Bell within 60 days of the Employment Agreement to purchase 750,000 shares of common stock. Pursuant to the terms of the Employment Agreement, the stock option was to be effective only upon delivery of a fully executed stock option agreement. Since the grant of the stock option was not finalized nor was the stock option agreement executed and delivered within 60 days of the effective date of the Employment Agreement, the provision allowing for the grant of the stock option to Mr. Bell lapsed pursuant to the terms of the Employment Agreement. Accordingly, the Company did not record any stock compensation expense related to this stock option.

On October 15, 2008, the Company granted a stock option to one of its directors permitting the purchase of, subject to applicable vesting provisions, 50,000 shares of the Company’s common stock at an exercise price of $0.40 per share. The stock option vests in five equal annual installments of 10,000 options each, commencing on October 15, 2009, and annually thereafter. The stock option is further subject to the terms and conditions of a stock option agreement between its director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any. The fair value of the stock option to purchase 50,000 shares of the Company’s common stock was estimated at $0.36 each, for a total of $18,000, using the Black-Scholes Option Pricing Model with the following weighted average assumptions: expected volatility of 128%, risk-free interest rate of 3.40%, expected life of 6.5 years, and a 0% dividend yield.

On September 12, 2008, the Company granted stock options to each of two of its directors permitting each to purchase, subject to applicable vesting provisions, 50,000 shares of common stock at an exercise price of $0.83 per share. Each stock option vests in five equal annual installments of 10,000 options each, commencing on September 12, 2009, and annually thereafter. The stock options are further subject to the terms and conditions of a stock option agreement between each director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any. The fair value of the aggregate 100,000 stock options granted was estimated at $0.74 each, for a total of $74,000, using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility of 123%, risk-free interest rate of 3.32%, expected lives of 6.5 years, and a 0% dividend yield.

On January 9, 2009, Mr. Frank Fabio resigned from the Company’s Board of Directors and as an officer of the Company. As a result, the stock option granted to Mr. Fabio on September 12, 2008 to purchase 50,000 shares of common stock at an exercise price of $0.83 per share were all forfeited upon his resignation. Pursuant to Mr. Fabio’s resignation, stock option compensation expense of $4,928 recorded during the fiscal year ended March 31, 2009 for Mr. Fabio’s stock option was reversed during the quarter ended March 31, 2009.

A summary of the Company’s stock option activity for the years ended March 31, 2009 and 2008 and related information follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at March 31, 2008 and 2007	7,950,000	$0.13
Granted	150,000	0.69
Forfeited	(50,000)	0.83
Outstanding at March 31, 2009	8,050,000	$0.14	6.24 years	$79,500

Exercisable at March 31, 2009	7,950,000	$0.13	6.20 years	$79,500

Available for grant at March 31, 2009	11,900,000

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of its fourth quarter of 2009 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on March 31, 2009. The intrinsic value changes based on the fair market value of the Company’s common stock.

There were no stock options exercised during the years ended March 31, 2009 and 2008. The weighted average fair value of stock options granted during the year ended March 31, 2009 was $0.61 per share.

At March 31, 2009, the Company had unvested stock options to purchase 100,000 shares of the Company’s common stock at a weighted average fair value of $0.55 per share.

During the year ended March 31, 2009 stock-based compensation expense of $12,235 was recognized for options previously granted and vesting over time. No stock-based compensation expense was recognized during the year ended March 31, 2008. As of March 31, 2009, the Company had $42,765 of total unrecognized compensation expense related to unvested stock options which is expected to be recognized over a period of 4.75 years.

The following table summarizes information about stock options outstanding and exercisable at March 31, 2009:

		Stock Options Outstanding			Stock Options Exercisable
			Weighted			Weighted
			Average	Weighted		Average	Weighted
		Number of	Remaining	Average	Number of	Remaining	Average
		Options	Contractual	Exercise	Options	Contractual	Exercise
Exercise Prices		Outstanding	Life (Years)	Price	Exercisable	Life (Years)	Price

$ 0.13		7,950,000	6.20	$0.13	7,950,000	6.20	$0.13
0.40		50,000	9.55	0.40	—	—	—
0.83		50,000	9.45	0.83	—	—	—
$ 0.13 -	$ 0.83	8,050,000	6.24	$0.14	7,950,000	6.20	$0.13

The Company does not repurchase shares to fulfill the requirements of options that are exercised. Further, the Company issues new shares when options are exercised.

Note 8. Warrants

On April 17, 2008, the Company completed the 2008 Private Placement (see Note 6 Capital Stock). Pursuant to the 2008 Private Placement and payment of a commission to a broker dealer, the Company issued 4,100,000 Series B Warrants, each to purchase a share of common stock at $0.60 per share for a period of two years from the date of issuance.

The terms of the Series B Warrants that were issued pursuant to the 2008 Private Placement contain a provision such that upon subsequent equity sales of common stock or common stock equivalents at an effective price per share (the “Base Share Price”) less than the $0.60 exercise price per share of the Series B Warrants then the exercise price of the Series B Warrants shall be reduced to the Base Share Price and the number of Series B Warrants shall be increased such that the aggregate exercise price payable, after taking into account the decrease in the exercise price shall be equal to the aggregate exercise price prior to such adjustment. The potential adjustment to the Series B Warrants exercise price and number of underlying shares of common stock results in a settlement amount that does not equal the difference between the fair value of a fixed number of the Company’s common stock and a fixed exercise price. Accordingly, the Series B Warrants fall under the scope of EITF 07-5 pursuant to which the Series B Warrants are not considered indexed to the Company’s own stock and do not meet the scope exception in paragraph 11(a) of FASB 133 and therefore need to be accounted for as a derivative, effective April 1, 2009, the beginning of the Company’s fiscal year 2010. As of March 31, 2009 the Company has not sold any shares of common stock or common stock equivalents that would result in an adjustment to the exercise price or number of shares of common stock underlying the Series B Warrants.

The fair value of the 4,100,000 Series B Warrants issued was estimated using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	2.13%
Expected life	2.0 years
Expected volatility	107.9%
Dividend per share	$0.00

The fair value of the Series B Warrants was $5,330,000. The proceeds from the 2008 Private Placement allocated to the warrants were $1,066,000.

A summary of the Company’s warrant activity for the years ended March 31, 2009 and 2008 and related information follows:

	Number of Warrants	Weighted Average Exercise Price

Outstanding at March 31, 2008 and 2007	6,880,000	$0.05
Granted	4,100,000	0.60
Exercised	(1,216,666)	0.60
Expired	(6,880,000)	0.05
Outstanding at March 31, 2009	2,883,334	$0.60

All warrants outstanding at March 31, 2009 were fully vested Series B Warrants with an exercise price of $0.60 per share, expiring on April 17, 2010.

Note 9. Related Party Transactions

Salaries and benefits

During the year ended March 31, 2009 the Company incurred $26,781 in cash wages and benefits expense for services rendered by Mr. Greg O’Reilly, the former President, Chief Executive Officer, and Director of the Company. Mr. O’Reilly resigned from all executive and Board positions effective October 15, 2008. Upon Mr. O’Reilly’s resignation, the Company simultaneously appointed Mr. Charles Bell as the President, Chief Executive Officer and Director of the Company. During the year ended March 31, 2009, the Company incurred $51,824 in cash wages and benefits expense for services rendered by Mr. Bell.

On October 15, 2008, pursuant to an Employment Agreement between the Company and Mr. Bell, the Company agreed to grant a stock option to Mr. Bell within 60 days of the Employment Agreement to purchase 750,000 shares of common stock. Pursuant to the terms of the Employment Agreement, the stock option was to be effective only upon delivery of a fully executed stock option agreement. Since the grant of the stock option was not finalized nor was the stock option agreement executed and delivered within 60 days of the effective date of the Employment Agreement, the provision allowing for the grant of the stock option to Mr. Bell lapsed pursuant to the terms of the Employment Agreement. Accordingly, the Company did not record any stock compensation expense related to this stock option.

Director fees

During the years ended March 31, 2009 and 2008, the Company incurred $32,527 and $4,700 in non-employee director fees. Included in this amount for the year ended March 31, 2009 is $12,235 of stock-based compensation expense for options previously granted and vesting over time. Please refer to “Note 7. Stock Options.”

Accrued management fees

During the year ended March 31, 2009, the Company repaid $162,945 accrued in previous periods for management services provided by two directors in previous years.

All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

Note 10. Termination of Oil and Gas Joint Venture

On June 13, 2005, the Company entered into a Joint Venture Agreement with Reserve Oil and Gas, Inc. for the purpose of purchasing oil and gas leases, drilling, completing oil and gas wells and the resale of acquired leases. The Company paid cash $112,000 to purchase four leases totaling 312.7 acres in Sevier County, Utah. The Company abandoned the properties and wrote off the cost of $112,000 on March 31, 2007. On June 11, 2007, the Company terminated the Joint Venture Agreement with Reserve Oil and Gas, Inc.

Note 11. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets at March 31, 2009 and 2008 are as follows:

	Year Ended March 31,
	2009	2008
Deferred tax assets:
Net operating loss carryforwards	$494,966	$364,877
Capitalized research and development	63,399	28,910
Depreciation	—	74
Stock based compensation	289,753	285,593
Accrued interest	—	24,972
Research and development credit carry forward	8,824	3,782
Total deferred tax assets	856,942	708,208
Less: valuation allowance	(856,942)	(708,208)
Net deferred tax asset	$—	$—

The net increase in the valuation allowance for deferred tax assets was $148,734 and $143,706 for the years ended March 31, 2009 and 2008, respectively. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

For federal income tax purposes, the Company has net U.S. operating loss carry forwards at March 31, 2009 available to offset future federal taxable income, if any, of $1,455,781, which will begin to expire during the year ended March 31, 2022. Accordingly, there is no current tax expense for the years ended March 31, 2009 and 2008. In addition, the Company has research and development tax credit carry forwards of $8,824 at March 31, 2009, which are available to offset federal income taxes and begin to expire during the year ended March 31, 2028.

The utilization of the tax net operating loss carry forwards may be limited due to ownership changes that have occurred as a result of sales of common stock.

The effects of state income taxes were insignificant for the years ended March 31, 2009 and 2008.

The following is a reconciliation between expected income tax benefit and actual, using the applicable statutory income tax rate of 34% for the years ended March 31, 2009 and 2008:

	Year Ended March 31,

	2009	2008

Income tax benefit at statutory rate	$417,461	$ 140,057
Non-deductible fund raising costs	(265,166)	-
Non-deductible meals and entertainment	(3,515)	(133)
Research and development credit	5,042	3,782
Other	(5,088)	-
Change in valuation allowance	(148,734)	(143,706)
	$-	$-

The fiscal years 2006 through 2009 remain open to examination by federal authorities and other jurisdictions of which the Company operates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

SEC Registration Fee	$ 361*
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	35,000
Printing Expenses	1,000
Transfer Agent Fees	1,000
Miscellaneous Fees and Expenses	2,639
Total	$ 50,000

* Although the recalculated registration fee is $124, the Registrant has previously paid a total filing fee of $361 in connection with the filing of the Registration Statement.

Item 14. Indemnification of Officers and Directors.

     Section 78.7502(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

     Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

     To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the shareholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

     Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

     Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, shareholder vote or vote of disinterested directors. Section 78.751(3) (b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

     Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or other proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

On April 17, 2008, we consummated the sale of an aggregate of 4,000,000 shares of our common stock and Series B Warrants to purchase up to an additional 4,000,000 shares of our common stock at a per share purchase price of $0.60 for an aggregate purchase price of $2,400,000 pursuant to the terms of a Subscription Agreement effective as of April 17, 2008 with certain Investors who are signatories to the Subscription Agreement; the Investors are institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act. There were a total of 8 Investors. Three of the investors subsequently exercised all or a portion of their respective Series B Warrants for a total of 1,216,666 shares of our common stock.

     On September 12, 2008, the Company granted stock options to each of two of its directors permitting each to purchase, subject to applicable vesting provisions, 50,000 shares of common stock at an exercise price of $0.83 per share. Each stock option vests in five equal annual installments of 10,000 options each, commencing on September 12, 2009, and annually thereafter. The stock options are further subject to the terms and conditions of a stock option agreement between each director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any.

     On January 9, 2009, Mr. Frank Fabio resigned from the Company’s Board of Directors and as an officer of the Company. As a result, the stock option granted to Mr. Fabio on September 12, 2008 to purchase 50,000 shares of common stock at an exercise price of $0.83 per share were all forfeited upon his resignation.

     On October 15, 2008, the Company granted a stock option to one of its directors permitting the purchase of, subject to applicable vesting provisions, 50,000 shares of the Company’s common stock at an exercise price of $0.40 per share. The stock option vests in five equal annual installments of 10,000 options each, commencing on October 15, 2009, and annually thereafter. The stock option is further subject to the terms and conditions of a stock option agreement between its director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any.

     The securities that were issued to the Investors in the Private Placement were not registered under the Securities Act and were offered and sold pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder; these securities may not be offered or sold by the Investors absent registration or an applicable exemption from the registration requirements of the Securities Act.

Item 16.  Exhibits.

Exhibit No. Description of Exhibit

3.1	Articles of Incorporation. *

3.2	By Laws. *

4.1	Securities Purchase Agreement dated April 17, 2008 by and among International Energy, Inc. and Purchasers named therein and who are signatories thereto.*

4.2	Form of Registration Rights Agreement April 17, 2008 by and among International Energy, Inc. and entities named therein and who are signatories thereto. *

4.3	Form of Series B Warrant. *

4.4	Placement Agent Agreement with Palladium Capital Advisors, LLC. *

5.0	Opinion of Sierchio & Company LLP regarding the legality of the securities being registered.

10.1	Research Agreement with The Regents of the University of California dated September 17, 2007. *

10.2	Promissory Note issued to Harmel Rayat dated October 16, 2007. *

10.3	Employment Agreement dated July 29, 2008 with Gregory O’Reilly.*

10.4	Agreement dated October 15, 2008 terminating the July 28, 2008 employment agreement with Gregory O’Reilly.*

10.5	Employment Agreement dated October 15, 2008 with Charles Bell.*

23.1	Consent of Sierchio & Company LLP (included in Exhibit 5.0 hereto).*

23.2	Consent of Peterson Sullivan, LLP dated June 30, 2009.

99.1	Power of Attorney.*

* Previously Filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre Effective Amendment No. 5 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, DC, on the 26th day of June, 2009.

International Energy, Inc.

Date June 30, 2009	By:	/s/ Charles Bell
Charles Bell
Chief Executive Officer, and President, (Principal Executive
Officer), Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Date
Name	/s/ Charles Bell	June 30, 2009
Name:	Charles Bell
Title:	Chief Executive Officer, and President, (Principal Executive
Officer), Chief Financial Officer (Principal Accounting Officer)
and Director

Name: Joanne Stephenson		June 30, 2009
Title:	Director
By:	/s/ Charles Bell
Charles Bell, Attorney in Fact

Name: Derek J. Cooper		June 30, 2009
Title:	Director
By:	/s/ Charles Bell
Charles Bell, Attorney in Fact
/
Name: Jatinder S. Bhogal		June 30, 2009
Title:	Director
By:	/s/ Charles Bell
Charles Bell, Attorney in Fact

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL ENERGY, INC.

(INDEX TO EXHIBITS)

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation.*
3.2	By Laws.*
4.1	Securities Purchase Agreement dated April 17, 2008 by and among International Energy, Inc. and Purchasers named therein and who are signatories thereto.*
4.2	Form of Registration Rights Agreement April 17, 2008 by and among International Energy, Inc. and entities named therein and who are signatories thereto. *
4.3	Form of Series B Warrant. *
4.4	Placement Agent Agreement with Palladium Capital Advisors, LLC. *
5.0	Opinion of Sierchio & Company, LLP regarding the legality of the securities being registered.*
10.1	Research Agreement with The Regents of the University of California dated September 17, 2007. *
10.2	Promissory Note issued to Harmel Rayat dated October 16, 2007. *
10.3	Agreement dated October 15, 2008 terminating the July 28, 2008 employment agreement with Gregory O’Reilly.*
10.4	Agreement dated October 15, 2008 terminating the July 29, 2008 employment agreement with Gregory O’Reilly.*
10.5	Employment Agreement dated October 15, 2008 with Charles Bell.*
23.1	Consent of Sierchio & Company, LLP (included in Exhibit 5.0 hereto).*
23.2	Consent of Peterson Sullivan, LLP dated June 30, 2009.
99.1	Power of Attorney *

* Previously Filed

E-1